EXECUTION COPY




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                            STOCK PURCHASE AGREEMENT


                                  By and Among



                            THE SELLERS NAMED HEREIN

                              PRESERVER GROUP, INC.


                                       and


                                TOWER GROUP, INC.


                          Dated as of November 13, 2006









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




                                TABLE OF CONTENTS



ARTICLE I             DEFINITIONS............................................1

     Section 1.1.     Definitions............................................1

ARTICLE II            PURCHASE AND SALE OF SHARES...........................12

     Section 2.1.     Purchase and Sale of Shares...........................12
     Section 2.2.     Purchase Price........................................12

ARTICLE III           THE CLOSING...........................................20

     Section 3.1.     Closing...............................................20
     Section 3.2.     Payment of Purchase Price; Delivery of Shares;
                      Repayment of Certain Indebtedness.....................20
     Section 3.3.     Other Closing and Pre-Closing Deliveries..............21

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SELLERS.............24

     Section 4.1.     Organization and Related Matters......................24
     Section 4.2.     Authority; No Violation...............................24
     Section 4.3.     Ownership of Securities...............................25
     Section 4.4.     Investment Company....................................25
     Section 4.5.     No Other Agreements...................................25
     Section 4.6.     Disclosure............................................25
     Section 4.7.     No Broker.............................................25

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........26

     Section 5.1.     Organization and Related Matters......................26
     Section 5.2.     Authority; No Violation...............................27
     Section 5.3.     Consents and Approvals................................27
     Section 5.4.     Capital Stock and Indebtedness........................27
     Section 5.5.     Subsidiaries..........................................28
     Section 5.6.     Financial Statements..................................29
     Section 5.7.     Legal Proceedings.....................................30
     Section 5.8.     Undisclosed Liabilities...............................30
     Section 5.9.     Absence of Certain Changes; No Material
                      Adverse Effect........................................31
     Section 5.10.    Compliance with Law; Permits;
                      Regulatory Matters....................................34
     Section 5.11.    Filings...............................................35
     Section 5.12.    Insurance Agents......................................36
     Section 5.13.    Underwriting and Claims Handling......................36
     Section 5.14.    Market Conduct........................................36
     Section 5.15.    Insurance Issued by the Company.......................37
     Section 5.16.    Reinsurance and Retrocessions.........................37
     Section 5.17.    Material Contracts....................................38
     Section 5.18.    Technology and Intellectual Property..................39
     Section 5.19.    Real Property.........................................41

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

     Section 5.20.    Title to Assets.......................................42
     Section 5.21.    Sufficiency of Assets and Contractual Rights..........43
     Section 5.22.    Scheduled Investments.................................43
     Section 5.23.    Reserves..............................................43
     Section 5.24.    Taxes.................................................44
     Section 5.25.    Employee Matters......................................46
     Section 5.26.    Collective Bargaining; Labor Disputes;
                      Compliance............................................48
     Section 5.27.    Internal Controls and Procedures......................49
     Section 5.28.    Expenses..............................................50
     Section 5.29.    Transactions with Certain Persons.....................50
     Section 5.30.    Investment Company....................................51
     Section 5.31.    Environmental Laws....................................51
     Section 5.32.    Insurance Coverage....................................51
     Section 5.33.    Bank Accounts.........................................51
     Section 5.34.    Ratings...............................................51
     Section 5.35.    Information Technology Budget.........................52
     Section 5.36.    Disclosure............................................52
     Section 5.37.    No Broker.............................................52

ARTICLE VI            REPRESENTATIONS AND WARRANTIES OF BUYER...............52

     Section 6.1.     Organization and Related Matters......................52
     Section 6.2.     Authority; No Violation...............................52
     Section 6.3.     Consents and Approvals................................53
     Section 6.4.     Legal Proceedings.....................................53
     Section 6.5.     Investment Intent of Buyer............................53
     Section 6.6.     Investment Company....................................53
     Section 6.7.     No Broker.............................................53

ARTICLE VII           COVENANTS.............................................54

     Section 7.1.     Conduct of Business...................................54
     Section 7.2.     Announcements.........................................54
     Section 7.3.     Confidentiality.......................................55
     Section 7.4.     Filings...............................................56
     Section 7.5.     Expenses..............................................57
     Section 7.6.     Third Party Consents..................................57
     Section 7.7.     Access to Information; Due Diligence..................57
     Section 7.8.     Further Assurances....................................57
     Section 7.9.     Notification of Certain Matters.......................58
     Section 7.10.    Reserves..............................................58
     Section 7.11.    Internal Control over Financial Reporting.............58
     Section 7.12.    Reinsurance...........................................58
     Section 7.13.    Information Technology Development....................58
     Section 7.14.    Employees.............................................59
     Section 7.15.    Investment Portfolio..................................59
     Section 7.16.    Intercompany Accounts.................................59
     Section 7.17.    Exclusivity...........................................59

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     Section 7.18.    Transfers of Securities of the Company................59
     Section 7.19.    Interim Financial Statements..........................60
     Section 7.20.    Case Reserve Reporting................................61

ARTICLE VIII          TAX MATTERS...........................................61

     Section 8.1.     Tax Indemnity.........................................61
     Section 8.2.     Tax Payments..........................................62
     Section 8.3.     Tax Controversy.......................................62
     Section 8.4.     Tax Cooperation.......................................63
     Section 8.5.     Transfer Taxes........................................64
     Section 8.6.     Miscellaneous.........................................64

ARTICLE IX            CONDITIONS TO CLOSING.................................64

     Section 9.1.     Conditions to Buyer's Obligations.....................64
     Section 9.2.     Conditions to Sellers' Obligations....................66
     Section 9.3.     Frustration of Closing Conditions.....................67

ARTICLE X             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
                      AND AGREEMENTS; INDEMNIFICATION.......................67

     Section 10.1.    Survival..............................................67
     Section 10.2.    Indemnification.......................................68
     Section 10.3.    Indemnification Procedures............................70
     Section 10.4.    Net Indemnity.........................................71
     Section 10.5.    Exclusive Remedy; Tax Indemnification.................72

ARTICLE XI            TERMINATION...........................................72

     Section 11.1.    Termination...........................................72
     Section 11.2.    Obligations upon Termination..........................72

ARTICLE XII           MISCELLANEOUS.........................................73

     Section 12.1.    Non-Solicitation of Employees.........................73
     Section 12.2.    Waivers and Amendments; Non-Contractual Remedies;
                      Preservation of Remedies..............................73
     Section 12.3.    Entire Agreement......................................73
     Section 12.4.    Interpretation........................................73
     Section 12.5.    Construction..........................................74
     Section 12.6.    Severability..........................................74
     Section 12.7.    Notices...............................................74
     Section 12.8.    No Third Party Beneficiaries; Binding Effect..........75
     Section 12.9.    Counterparts..........................................76
     Section 12.10.   Governing Law.........................................76
     Section 12.11.   Waiver of Jury Trial..................................76
     Section 12.12.   No Strict Construction Against the Drafter............76

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                                    SCHEDULES

Schedule 1.1               Knowledge of the Company
Schedule 1.2               Knowledge of Buyer
Schedule 2.2(c)(vi)(A)     Calculation Method for Unallocated Loss Adjustment
                           Expenses
Schedule 4.3(a)            Sellers' Beneficial and Record Ownership of Shares
Schedule 4.3(b)            Sellers' Beneficial Record and Ownership of Debt
Schedule 5.3               Consents and Approvals
Schedule 5.4(a)            Capital Stock
Schedule 5.4(b)            Indebtedness
Schedule 5.5(a)            Subsidiaries
Schedule 5.5(b)            Capitalization and Ownership of Acquired Company
                           Subsidiaries
Schedule 5.6(a)            Permitted Accounting Practices of the Insurance
                           Companies
Schedule 5.7(a)            Legal Proceedings
Schedule 5.8(a)            Liabilities
Schedule 5.9(a)            Absence of Certain Changes
Schedule 5.10(a)           Compliance with Applicable Laws
Schedule 5.10(b)           Licensure and Products
Schedule 5.10(c)           Permits of Insurance Companies
Schedule 5.10(d)           Regulatory Agreements of Insurance Companies
Schedule 5.12(a)           Insurance Agents
Schedule 5.12(b)           Agreement with Agents
Schedule 5.16(a)           Reinsurance and Retrocession Agreements
Schedule 5.16(b)           Finite Insurance Agreement
Schedule 5.17(a)           Material Contracts
Schedule 5.17(b)           Certain Company and Acquired Company Subsidiary
                           Contracts
Schedule 5.18(a)           Intellectual Property
Schedule 5.18(b)           Material Agreements regarding Intellectual Property
Schedule 5.18(g)           Employee Restrictive Agreements
Schedule 5.19(a)           Real Property
Schedule 5.19(g)           Leased Real Properties
Schedule 5.20              Encumbrances
Schedule 5.22(a)           Scheduled Investments
Schedule 5.24(a)           Filing of Tax Returns and Payment of Taxes
Schedule 5.24(b)           Affiliated Groups
Schedule 5.24(c)           Tax Returns
Schedule 5.24(e)           Audits and Assessments
Schedule 5.24(g)           Powers of Attorney
Schedule 5.24(l)           Certain Transactions
Schedule 5.25(a)           Company Benefit Plans
Schedule 5.25(h)           Business Employees
Schedule 5.25(i)           Change in Control Compensation
Schedule 5.25(j)           Excess Parachute Payments
Schedule 5.26(f)           Employee Retention Agreements
Schedule 5.27(b)           Duties to Report Internal Controls
Schedule 5.28(a)           Expenses
Schedule 5.28(b)           Certain Amounts Paid to Sellers

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Schedule 5.29(a)           Related Party Transactions
Schedule 5.29(b)           Certain Related Party Transactions
Schedule 5.32              Insurance Policies
Schedule 5.33              Bank Accounts
Schedule 6.3               Consents and Approvals
Schedule 7.1               Conduct of Business
Schedule 7.2(a)            Announcements
Schedule 7.6               Third Party Consents
Schedule 7.12              Reinsurance
Schedule 7.14              Employment Agreements
Schedule 7.15              Investment Guidelines

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE AGREEMENT, dated as of November 13, 2006, is by and among SLEEPY LAGOON, LTD., a Texas partnership, McWHORTER FAMILY TRUST, GAIL McWHORTER, ALVIN E. SWANNER, BRION PROPERTIES, a Louisiana partnership, WILLIAM LOBECK, WILLIAM E. LOBECK, JR. TRUST DATED JUNE 1, 1997 and KATHRYN L. TAYLOR TRUST DATED JUNE 1, 1997 (each a "Seller," and collectively "Sellers"), PRESERVER GROUP, INC., a New Jersey corporation (the "Company"), and TOWER GROUP, INC., a Delaware corporation (the "Buyer").

                                    RECITALS
                                    --------

     WHEREAS, Sellers are, collectively, the owners of 2,124,380 shares (the "Shares") of common stock, par value $.50 per share (the "Common Stock"), of the Company, which Shares constitute all of the issued and outstanding shares of the Company's capital stock; and

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1. Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Accountant" has the meaning set forth in Section 2.2(b)(ix)(A).

     "Action" means any legal, administrative, arbitration or other similar proceeding, claim, or action.

     "Acquired Company Subsidiaries" means each Subsidiary of the Company listed on Schedule 5.5.

     "Acquired Company Subsidiary Shares" has the meaning set forth in Section 5.5(c).

     "Actuarial Standards of Practice" means the actuarial standards of practice established by the Actuarial Standards Board for the actuarial profession in the United States, consistently applied.

     "Additional Purchase Price" has the meaning set forth in Section 2.2(c).

     "Adjusted GAAP Book Value" has the meaning set forth in Section 2.2(b)(ix)(B).

     "Adjusted Baseline Reserves" has the meaning set forth in Section 2.2(c)(v)(A).

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term "control," for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person. For purposes of this Agreement, neither the Company nor any of the Acquired Company Subsidiaries shall be considered an "Affiliate" of any Seller or the Sellers, and no Seller nor the Sellers shall be considered an "Affiliate" of the Company, any Acquired Company Subsidiary or any other Seller, except in each case as a result of control arising from the position of any Seller or Affiliate of a Seller as a director of the Company or any Acquired Company Subsidiary in such Seller's capacity or Affiliate's capacity as director.

     "Affiliated Group" has the meaning set forth in Section 1504(a) of the Code.

     "Agreement" means this Stock Purchase Agreement among Sellers, the Company and Buyer, as such may hereafter be amended from time to time in accordance with
Section 12.2.

     "Ancillary Agreement" means the Loss Portfolio Transfer Reinsurance Agreement, if Buyer requires the Loss Portfolio Transfer Reinsurance Agreement to be entered into immediately prior to the Closing pursuant to Section 7.10.

     "Applicable Law" means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, directive, principle of common law or interpretation of any of the foregoing by a Governmental Authority applicable to a Person or any such Person's Subsidiaries, properties, assets, officers, directors, employees or agents.

     "Audit" has the meaning set forth in Section 5.24(g).

     "Base Purchase Price" means $68,250,000 less an amount equal to the sum of
(x) the Debt Payments and (y) the Expenses, but without reduction for (A) Expenses described in clause (i) of the definition of "Expenses" payable to Cochran Caronia Waller and (B) Expenses described in clause (ii) of the definition of "Expenses" relating to the Company's Supplemental Management Incentive Program, in each case (A) and (B) that are paid or payable after the Closing as a result of the payment of Additional Purchase Price.

     "Baseline Reserve Measurement Date" has the meaning set forth in Section 2.2(c)(v)(B).

     "Baseline Statutory Financial Statements" has the meaning set forth in
Section 2.2(c)(v)(C).

     "Benefit Plans" has the meaning set forth in Section 5.25(a).

     "Business Employees" means the current employees of the Company and the Acquired Company Subsidiaries.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

     "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     "Buyer Indemnitee" has the meaning set forth in Section 10.2(a).

     "Buyer Stated Tax Equivalent Investment Yield" means the rate (expressed as a compounded annual rate) calculated (i) using the tax equivalent yield on Buyer's investment portfolio as reported in Buyer's Quarterly Report on Form 10-Q (or, in the case of the fourth quarter of any year, as reported in Buyer's Annual Report on Form 10-K or earnings release for such fourth quarter as filed with the Securities and Exchange Commission on Form 8-K) for each quarterly period beginning with the first quarter commencing after the Baseline Reserve Measurement Date and ending with the quarter ending on the Final Reserve Measurement Date and (ii) on the basis of a year of 365 days and the actual number of days elapsed in each such quarter.

     "Buyer Tax Indemnified Parties" has the meaning set forth in Section
8.1(a).

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" means the date of the Closing.

     "COBRA" has the meaning set forth in Section 5.25(g).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor ---- statute.

     "Common Stock" has the meaning set forth in the Recitals of this Agreement.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Confidential Information" shall have the meaning set forth in
Section 5.18(g).

     "Company Financial Statements" has the meaning set forth in Section 5.6(b).

     "Confidentiality Agreement" means that certain agreement, dated April 23, 2006, among Cochran Caronia Waller and Buyer with respect to the confidentiality of information about the Company and the Acquired Company Subsidiaries, as such agreement may be amended from time to time.

     "Consumer Privacy Information" shall have the meaning set forth in Section 5.18(i).

     "Contracts" shall mean all agreements, contracts, binding commitments and binding undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages or other binding arrangements.

     "Convertible Senior Debentures" means the Convertible Senior Debentures listed on Schedule 5.4(b) to this Agreement.

     "Convertible Subordinated Debentures" means the Convertible Subordinated Debentures listed on Schedule 5.4(b) to this Agreement.

     "Current Tax Sharing Agreement" has the meaning set forth in Section
5.24(h).

     "Data" has the meaning set forth in Section 5.18(d).

     "Debt Instruments" means the Convertible Senior Debentures, the Convertible Subordinated Debentures and the Promissory Notes.

     "Debt Payments" means the aggregate amount of payments to be made at the Closing pursuant to Section 3.2(c), (d) and (e).

     "Dispute Notice" has the meaning set forth in Section 2.2(b)(iv)(B).

     "Dispute Period" has the meaning set forth in Section 2.2(b)(v).

     "Disputed Items" has the meaning set forth in Section 2.2(b)(iv)(B).

     "DOJ" means the U.S. Department of Justice.

     "Domiciliary Regulators" means the Governmental Authorities responsible for regulating insurance companies in the Insurance Companies' respective states of domicile.

     "Employee Restrictive Agreements" shall have the meaning set forth in
Section 5.18(g).

     "Encumbrance" means any lien, pledge, security interest, easement or encumbrance of any kind or nature whatsoever, or any agreement to give or grant or permit any of the foregoing; provided that this definition of "Encumbrance" shall not include: (i) liens for current Taxes and assessments not yet due and payable, including, without limitation, liens for non-delinquent ad valorem Taxes and non-delinquent statutory liens arising other than by reason of any default on the part of Sellers or the Company or the Acquired Company Subsidiaries, (ii) such liens, minor imperfections of title or easements on real property, leasehold estates or personal property as do not in any material respect detract from the value thereof and do not in any material respect interfere with the present use of the property subject thereto, (iii) materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's and other like liens arising in the ordinary course of business or relating to any construction, rebuilding or repair of any property leased pursuant to any lease agreement, so long as the obligations to which such liens relate are not delinquent and also so long as any such lien does not materially impair the value of such leased property, (iv) any such lien, pledge, security interest, easement or encumbrance arising solely as a result of any action taken by Buyer or any of its Affiliates and (v) any limitation or restriction imposed upon the transfer of the Shares by any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition of the Shares.

     "Environmental Laws" means any Applicable Law which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called "Superlien" law, and any other similar federal, state or local law.

     "Environmental Permits" means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "ERISA Affiliate" has the meaning set forth in Section 5.25(b).

     "Estimated Base Purchase Price" has the meaning set forth in Section
2.2(a).

     "Expenses" means all expenses of the Company incurred in connection with the transactions contemplated by this Agreement (including any such expenses of Sellers that are borne by the Company), including without limitation (i) fees and expenses of legal, accounting and financial advisers (ii) all amounts in excess of $5,000 for any person paid or payable to officers, directors or employees of the Company or the Acquired Company Subsidiaries in connection with, resulting from or arising out of the execution and delivery of this Agreement and the purchase and sale of the Shares contemplated hereby, including without limitation amounts payable under the Company's Supplemental Management Incentive Program adopted as of October 30, 2006, and (iii) all amounts paid to Sellers or any of their Affiliates (other than directors' fees and expenses, compensation and payments of interest under the Debt Instruments in accordance with their respective terms, in each case in the ordinary course of business consistent with past practice) since June 30, 2006, in each case net of any Tax Benefit to the Company resulting from the payment or accrual of such fees, expenses or other amounts.

     "Final Adjusted GAAP Book Value" has the meaning set forth in Section 2.2(b)(iii)(B).

     "Final Adjustment Date" has the meaning set forth in Section 2.2(b)(ii)(A).

     "Final Base Purchase Price" has the meaning set forth in Section
2.2(b)(vii).

     "Final Closing Date Balance Sheet" has the meaning set forth in Section 2.2(b)(iii)(B).

     "Final Measurement Date Claim and LAE Payments" has the meaning set forth in Section 2.2(c)(vii).

     "Final Measurement Date Reserves" has the meaning set forth in Section 2.2(c)(vii).

     "Final Reserve Measurement Date" has the meaning set forth in Section 2.2(c)(v)(D).

     "Finite Insurance Agreement" has the meaning set forth in Section 5.16(b).

     "FTC" means the Federal Trade Commission.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any self-regulatory agency, commissioner or authority.

     "Hazardous Material" means any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indemnifying Person" has the meaning set forth in Section 10.3(a).

     "Indemnified Person" has the meaning set forth in Section 10.3(a).

     "Indenture" means the Indenture between the Company and the Wilmington Trust Company, as trustee, dated as of May 26, 2004, relating to the Company's Floating Rate Junior Subordinated Debentures due 2034.

     "Independent Actuary" means an independent actuarial firm of national standing and reputation jointly selected by Buyer and Sellers that has not been engaged by Buyer, any Seller or any of their respective Affiliates to provide services during the twelve (12) month period immediately preceding retention, which firm shall be selected within 60 days following the filing with the Domiciliary Regulators of the Insurance Companies' quarterly statements or annual statements, as the case may be, for the period ending on the Final Reserve Measurement Date; provided, however, that if Buyer and Sellers are unable to select such an actuarial firm within such 60-day period, then Buyer and Sellers shall each nominate three independent actuarial firms of national standing and reputation and if the same actuarial firm is among the nominees of Buyer and Sellers, such firm shall be the Independent Actuary, otherwise each party shall eliminate two of the other party's nominees and an actuarial firm shall be selected at random from the remaining two nominees.

     "Information Technology Budget" has the meaning set forth in Section 5.35.

     "Information Returns" means, with respect to any corporation or group of corporations, any and all reports, returns, declarations or other filings (other than Tax Returns), including but not limited to, federal and state wage reporting, employment, and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042), that are required under Applicable Law to be supplied to any Taxing Authority.

     "Insurance Company" means any Acquired Company Subsidiary that is engaged in the business of issuing insurance policies.

     "Insurance Contract" means any insurance policy, annuity contract, or guaranteed investment contract entered into with a customer whether directly or by reinsurance.

     "Intellectual Property" means any and all United States and foreign: (a) Registered Intellectual Property; (b) material trade secrets; (c) business and product names and slogans, unregistered trademarks, service marks, trade names, trade dress, logos, business and product names and slogans and other similar designations of source or origin, any common law rights therein, and any goodwill associated therewith; (d) unregistered copyrights and any common law rights therein; (e) inventions, processes, methods, algorithms, models, discoveries, techniques, designs, formulae, trade secrets and know-how and any confidential information related thereto; (f) computer software (including, without limitation, source code, object code, executables and utilities); (g) datasets, databases and related documentation; and (h) all similar intellectual property rights and tangible embodiments of any of the foregoing (in any media, including electronic media, now known or later developed.

     "Interim Additional Purchase Price" has the meaning set forth in Section 2.2(c)(vi).

     "Interim GAAP Financial Statements" has the meaning set forth in Section 7.19(a).

     "Interim Statutory Statements" has the meaning set forth in Section
7.19(a).

     "Investigation" means any governmental or regulatory investigation.

     "IRS" means the Internal Revenue Service.

     "Knowledge" means, as to the Company, the actual knowledge after making a reasonable inquiry of their respective areas of responsibility of any of the individuals listed on Schedule 1.1, and, as to Buyer, the actual knowledge after reasonable inquiry of any of the individuals listed on Schedule 1.2.

     "Last Pre-Closing Quarter End" has the meaning set forth in Section 2.2(c)(v)(D).

     "Lease" means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Company or any Acquired Company Subsidiary uses or holds any material Leased Real Property.

     "Leased Real Property" means the real property leased by the Company or any Acquired Company Subsidiary, as tenant, together with, to the extent leased by any Company or any Acquired Company Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

     "Liability" means any indebtedness, liability, claim, loss, damage or financial obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

     "Licensed Intellectual Property" shall have the meaning set forth in
Section 5.18(a).

     "Loss Portfolio Transfer Reinsurance Agreement" has the meaning set forth in Section 7.10.

     "Losses" has the meaning set forth in Section 10.2(a).

     "Material Adverse Effect" means (i) with respect to the Company or the Acquired Company Subsidiaries, any event, occurrence, fact, circumstance, violation, development, change in or effect on the Company or the Acquired Company Subsidiaries, that, individually or in the aggregate with any other event, occurrence, fact, circumstance, violation, development, change in or effect on the Company or the Acquired Company Subsidiaries is, directly or indirectly, materially adverse to the business, assets, liabilities, financial condition and results of operations of the Company and the Acquired Company Subsidiaries, taken as a whole, regardless of whether the impact of such event, occurrence, fact, circumstance, violation, development, change in or effect on the consolidated shareholders' equity of the Company is or will be reflected in the Preliminary Adjusted GAAP Book Value or the Final Adjusted GAAP Book Value; provided, however, "Material Adverse Effect" with respect to the Company or the Acquired Company Subsidiaries shall exclude any event, occurrence, fact, circumstance, violation, development, change or effect to the extent resulting from (a) general conditions applicable to the economy of the United States, including changes in interest rates, (b) conditions, including changes in Applicable Law, generally affecting the property and casualty insurance industry, but only if the effect of such condition is not disproportionately more adverse with respect to the Company and the Acquired Company Subsidiaries, taken as a whole, than the effect with respect to the property and casualty insurance generally or (c) this Agreement or the Ancillary Agreement and the transactions contemplated hereby or thereby (including without limitation any downgrade of the Insurance Companies' ratings or placement of such ratings on watch (or similar designation) by A.M. Best Company, Inc. resulting in any way from this Agreement or the Ancillary Agreement or the transactions contemplated hereby or thereby); (ii) when used with respect to Buyer, any event, occurrence, fact, circumstance, violation, development, change in or effect on Buyer or its Affiliates, that, individually or in the aggregate with any other event, occurrence, fact, circumstance, violation, development, change in or effect on Buyer or its Affiliates, directly or indirectly, materially adverse to the business, assets, liabilities, financial condition and results of operations of Buyer and its Affiliates, taken as a whole; or (iii) when used with respect to any Seller, any event, occurrence, fact, circumstance, violation, development, change in or effect, that, individually or in the aggregate with any other event, occurrence, fact, circumstance, violation, development, change in or effect is, directly or indirectly, materially adverse to the ability of such Seller to timely perform its obligations under this Agreement to which such Seller is a party or to consummate the transactions contemplated hereby.

     "Material Contracts" has the meaning set forth in Section 5.17(a).

     "NAIC" means the National Association of Insurance Commissioners.

     "Notice Period" has the meaning set forth in Section 2.2(b)(iv).

     "Owned Intellectual Property" means all Intellectual Property owned by the Company and the Acquired Company Subsidiaries.

     "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all Federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations (including Environmental Permits).

     "Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, a government, any department or agency thereof or any other entity.

     "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and with respect to a taxable period that begins before the Closing Date and ends after the Closing Date the portion of such taxable period that is deemed to end as of the Closing Date.

     "Preliminary Adjusted GAAP Book Value" has the meaning set forth in Section 2.2(b)(i)(A).

     "Preliminary Closing Balance Sheet Date" has the meaning set forth in
Section 2.2(b)(i)(A).

     "Preliminary Closing Date Balance Sheet" has the meaning set forth in
Section 2.2(b)(i)(A).

     "Prohibited Transactions" has the meaning set forth in Section 7.18(a).

     "Promissory Note" means the Promissory Notes of the Company listed on
Schedule 5.4(b) of this Agreement.

     "Proposed Final Adjusted GAAP Book Value" has the meaning set forth in
Section 2.2(b)(ii)(A).

     "Proposed Final Closing Date Balance Sheet" has the meaning set forth in
Section 2.2(b)(ii)(A).

     "Purchase Price" means the Final Base Purchase Price plus any Additional Purchase Price.

     "Records" means all of the Company's and Acquired Company Subsidiaries' books, records (including all corporate minute books, organizational documents and stock transfer books) and original documents that reasonably pertain to or are reasonably used by the Company or the Acquired Company Subsidiaries to administer, reflect, monitor, evidence or record information relating to the business or conduct of the Company or the Acquired Company Subsidiaries and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of the Company or the Acquired Company Subsidiaries, or necessary to comply with any Applicable Law with respect to the business of the Company or the Acquired Company Subsidiaries.

     "Registered Intellectual Property" means any and all United States and foreign: (a) patents (including, without limitation, design patents, industrial designs and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), and patent disclosures awaiting filing determination; (b) registered trademarks, service marks, Internet domain names, and any goodwill associated therewith; (c) registered copyrights; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

     "Related Party Transactions" has the meaning set forth in Section 5.29.

     "Regulatory Agreements" has the meaning set forth in Section 5.10(d).

     "Scheduled Investments" has the meaning set forth in Section 5.22(a).

     "SAP" has the meaning set forth in Section 5.6(e).

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Seller Indemnitee" has the meaning set forth in Section 10.2(b).

     "Settlement Date" has the meaning set forth in Section 2.2(b)(viii).

     "Shares" has the meaning set forth in the Recitals of this Agreement.

     "Statutory Statements" has the meaning set forth in Section 5.6(a).

     "Straddle Period" has the meaning set forth in Section 8.1(b).

     "Subsidiaries" (or "Subsidiary" as the context may require) shall mean each entity as to which a Person, directly or indirectly, has the power to (i) vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

     "Tax" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, all taxes which are required to be withheld, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

     "Tax Benefit" means the actual reduction in a party's Tax liability (or of the affiliated group of which it is a member) resulting from any deductions, credits or offsets against Taxes attributable to liabilities for Taxes for which an indemnity payment is received pursuant to the terms of this Agreement. For purposes of the preceding sentence, "Tax Benefit" shall include any refund in Taxes relating to either a carryforward or a carryback of such losses or the utilization of a Tax credit, other similar item, or depreciation, amortization, or other deduction resulting from an increase in the Tax basis of an asset, that the indemnified party would not otherwise have been entitled to but for the payment of such losses.

     "Tax Claim" has the meaning set forth in Section 8.3(a).

     "Tax Claim Notice" has the meaning set forth in Section 8.3(a).

     "Tax Indemnified Party" has the meaning set forth in Section 8.3(a).

     "Tax Indemnifying Party" has the meaning set forth in Section 8.3(a).

     "Taxing Authority" means the Internal Revenue Service or any other Governmental Authority responsible for the administration of any Tax.

     "Tax Losses" has the meaning set forth in Section 8.1(a).

     "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any Acquired Company Subsidiary.

     "Taxing Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

     "Unadjusted Baseline Reserves" has the meaning set forth in Section 2.2(c)(v)(E).

     "Updated Schedules" has the meaning set forth in Section 7.9.

     "Wire Transfer" means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

     Section 2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all interest in and title to the Shares, free and clear of all Encumbrances, for the Purchase Price specified in Section 2.2.

     Section 2.2. Purchase Price. (a) Estimated Base Purchase Price. At the Closing, Buyer shall pay to Sellers, in accordance with Section 3.2, an aggregate purchase price (the "Estimated Base Purchase Price") for the Shares equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which the Preliminary Adjusted GAAP Book Value reflected on the Preliminary Closing Date Balance Sheet is in excess of $63,000,000, less (iii) the amount (if any) by which the Preliminary Adjusted GAAP Book Value reflected on the Preliminary Closing Date Balance Sheet is less than $57,000,000.

     (b) Base Purchase Price True-Up. Following the Closing, the Final Base Purchase Price shall be determined and a final payment shall be made by Buyer to Sellers or by Sellers to Buyer, as the case may be, as provided in this Section 2.2(b).

          (i) At least three Business Days prior to the Closing Date, the Company shall deliver to Buyer (A) a consolidated balance sheet of the Company as of the last calendar day of the month immediately preceding the month in which the Closing Date falls (or, if the Closing Date falls on or before the 15th day of a month, as of the last calendar day of the month that is two months prior to the month in which the Closing Date falls) (such date, the "Preliminary Closing Balance Sheet Date") which shall be prepared using the accounting principles, procedures, policies and methods used by the Company in preparing the Company Financial Statements (the "Preliminary Closing Date Balance Sheet") and which shall reflect the Adjusted GAAP Book Value as of the Preliminary Closing Balance Sheet Date (the "Preliminary Adjusted GAAP Book Value") and (B) a certificate duly executed by an appropriate executive officer of the Company setting forth the calculations used in determining the Preliminary Adjusted

     GAAP Book Value and certifying on behalf of the Company that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.2(b).

          (ii) Not later than sixty days after the Closing Date or such other time as is mutually agreed in writing by Buyer and Sellers, Buyer shall prepare, or cause to be prepared, and deliver to Sellers (A) a consolidated balance sheet of the Company as of the Closing Date (or if the Closing Date is not the last calendar day of the month, the last calendar day of the month immediately preceding the Closing Date) (such date, the "Final Adjustment Date") which shall be prepared using the accounting principles, procedures, policies and methods used by the Company in preparing the Company Financial Statements (the "Proposed Final Closing Date Balance Sheet") and which shall reflect the Adjusted GAAP Book Value as of the Final Adjustment Date (the "Proposed Final Adjusted GAAP Book Value") and
     (B) a certificate of an officer of Buyer setting forth on behalf of Buyer the calculations used in determining the Proposed Final Adjusted Book Value and certifying on behalf of Buyer that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.2(b).

          (iii) From and after the delivery of the Proposed Final Closing Date Balance Sheet and the accompanying officer's certificate pursuant to
     Section 2.2(b)(ii), Buyer shall (A) provide to Sellers and their representatives copies of such work papers, books and records and other documents relating to its and its accountants' preparation of such documents and the calculation of the Proposed Final Adjusted Book GAAP Value and (B) cooperate in good faith with, and make its and its Affiliates' employees and facilities reasonably available to, Sellers and their representatives for the purpose of providing such other information as Sellers may reasonably request concerning the Proposed Final Closing Date Balance Sheet and the Proposed Final Adjusted GAAP Book Value. The consolidated balance sheet of the Company and Adjusted GAAP Book Value as of the Final Adjustment Date as finally agreed or determined in accordance with this Section 2.2(b) are hereinafter referred to as the "Final Closing Date Balance Sheet" and the "Final Adjusted GAAP Book Value," respectively.

          (iv) Within 45 days after their receipt of the Proposed Final Closing Date Balance Sheet or such other time as is mutually agreed in writing by the parties (the "Notice Period"), Sellers shall deliver in writing to Buyer either (A) their agreement as to the calculation of the Proposed Final Closing Date Balance Sheet and the Proposed Final Adjusted GAAP Book Value or (B) (x) their dispute thereof (if any), specifying in reasonable detail the nature of their dispute and the Sellers' proposed Adjusted Book Value as of the Final Adjustment Date (such items in dispute, the "Disputed Items" and such notice of the Disputed Items, the "Dispute Notice") and (y) a certificate of Sellers that the calculations set forth in the Dispute Notice are accurate and determined in accordance with the terms set forth in this Section 2.2(b).

          (v) If Sellers fail to deliver to Buyer a Dispute Notice within the Notice Period, the Proposed Final Closing Date Balance Sheet and the Proposed Final Adjusted GAAP Book Value shall be final and binding on the parties and shall constitute the Final Closing Date Balance Sheet and the Final Adjusted GAAP Book Value, respectively. If Sellers deliver to Buyer a Dispute Notice prior to the expiration of the

     Notice Period, Sellers and Buyer shall cooperate and shall cause their respective representatives to cooperate with the other parties and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Sellers and Buyer within 15 days of receipt of the Dispute Notice by Buyer or such other time as is mutually agreed in writing by Sellers and Buyer (the "Dispute Period") shall be final and binding upon Buyer and Sellers and become part of the calculation of the Final Adjusted GAAP Book Value. If at the end of the Dispute Period, Buyer and Sellers have failed to reach agreement with respect to any Disputed Items, such unresolved Disputed Items shall be submitted within 30 days after the expiration of the Dispute Period to the Accountant.

          (vi) The Accountant may consider only those Disputed Items which Buyer and Sellers have been unable to resolve within the Dispute Period, and must resolve such Disputed Items in accordance with the terms and provisions of this Agreement. The Accountant shall deliver to Buyer and Sellers, as promptly as practicable and in any event within 45 days after its appointment, a written report setting forth the resolution of each Disputed Item and the resulting Final Closing Date Balance Sheet and the Final Adjusted GAAP Book Value determined in accordance with the terms of this Agreement. The conclusions in such report shall be final and binding upon Buyer and Sellers and become part of the Final Closing Date Balance Sheet and part of the calculation of the Final Adjusted GAAP Book Value. The 45-day period for delivering the written report may be extended by the mutual written consent of Buyer and Sellers or by the Accountant for up to 30 days for good cause shown. Each of Buyer and Sellers shall bear all of the fees and costs incurred by it or them in connection with the resolution of Disputed Items, and each shall bear 50% of the Acountant's fees and costs; provided that, in the event that the Final Adjusted GAAP Book Value as determined by the Accountant is greater than the Proposed Final Adjusted GAAP Book Value by more than 67% of the difference between the Adjusted GAAP Book Value proposed by Sellers pursuant to Section 2.2(b)(iv) and the Proposed Final Adjusted GAAP Book Value or is less than the Adjusted GAAP Book Value proposed by Sellers pursuant to Section 2.2(b)(iv) by more than 67% of such difference, then 100% of the Accountant's fees and costs shall be borne by Buyer or Sellers, respectively.

          (vii) During the Initial Dispute Period and, if applicable, the time in which the Accountant is reviewing the Disputed Items, each party shall make available (A) to the other party and its representatives its accountants' work papers, schedules and other supporting data as may be reasonably requested by such party to enable such party to verify the amounts set forth on (x) the Proposed Final Closing Date Balance Sheet and the accompanying certificate delivered pursuant to Section 2.2(b)(ii) and
     (y) the Dispute Notice and the accompanying certificate delivered pursuant to Section 2.2(b)(iv), as applicable, and (B) to the Accountant (if applicable) such work papers, schedules and other supporting data as the Accountant may reasonably request to resolve the Disputed Items submitted to it.

          (viii) The "Final Base Purchase Price" for the Shares shall be equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which the Final Adjusted GAAP Book Value is in excess of $63,000,000, or less (iii) the amount (if any) by which the

     Final Adjusted GAAP Book Value is less than $57,000,000. Buyer shall pay to Sellers the amount (if any) by which the Final Base Purchase Price exceeds the Estimated Base Purchase Price, and Sellers shall pay to Buyer the amount (if any) by which the Estimated Base Purchase Price exceeds the Final Base Purchase Price. Such payment (plus interest on such amount from the Closing Date up to but excluding the Settlement Date at a rate per annum equal to 5.5%, compounded daily) shall be due and payable on the second Business Day after Buyer and Sellers agree to the Final Closing Date Balance Sheet and the Final Adjusted Book Value or Buyer and Sellers receive notice from the Accountant of any final determination of the Final Closing Date Balance Sheet and the Final Adjusted GAAP Book Value, in each case as agreed or determined in accordance with this Section 2.2(b) (the "Settlement Date") and shall be made by wire transfer of immediately available funds to the account or accounts of the party or parties entitled to receive such payment, which account or accounts shall be identified by Buyer to Sellers or by Sellers to Buyer, as the case may be, not less than two (2) Business Days prior to the Settlement Date.

          (ix) As used in this Section 2.2(b):

               (A) "Accountant" means KPMG LLP or if such accounting firm is not available, an independent certified public accounting firm of national standing and reputation jointly selected and retained by Buyer and Sellers that is not an independent auditor for either Buyer or any Seller and is otherwise neutral and impartial; provided, however, that if Buyers and Sellers are unable to select such other accounting firm within 20 days after the expiration of the Dispute Period, then Buyer and Sellers shall each nominate three independent certified public accounting firms of national standing and reputation and if the same independent certified public accounting firm is among the nominees of Buyer and Sellers, such firm shall be the Accountant, otherwise each party shall eliminate two of the other party's nominees and an independent certified public accounting firm shall be selected at random from the remaining two nominees.

               (B) "Adjusted GAAP Book Value" means, as of the specified date, an amount equal to the consolidated shareholders' equity of the Company as of such date as shown on a balance sheet of the Company prepared using the same accounting principles, procedures, policies and methods used in preparing the Company Financial Statements, plus
          (1) the amount of any Debt Payments, plus (2) the amount of the Expenses that have been paid by the Company on or prior to such date or are accrued on such balance sheet, net of any Tax Benefit resulting from such payment or accrual, plus (3) the amount of any increase in the Insurance Companies' reserves for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses) pursuant to Section 7.10, net of any Tax Benefit resulting from such increase, if such increase has been made on or prior to such date, less (4) the amount of any decrease in such reserves pursuant to Section 7.10, net of any Tax Benefits resulting from such decrease, if such decrease has been made on or prior to such date, and plus or minus (5) a reasonable good faith estimate of any increase or decrease, respectively, in the consolidated shareholders' equity of the Company between such date and the Closing Date.

     (c) Additional Purchase Price. Sellers shall be entitled to receive a contingent additional purchase price (the "Additional Purchase Price") as provided below in this Section 2.2(c):

          (i) If the Unadjusted Baseline Reserves have proved to be redundant as of the Final Reserve Measurement Date, Sellers shall be entitled to receive from Buyer an additional purchase price equal to 65% of the amount of such redundancy, up to a maximum additional purchase price of $3,250,000 in the aggregate pursuant to this Section 2.2(c)(i), plus interest as provided in
     Section 2.2(c)(iv), subject to Section 2.2(c)(xi).

          (ii) If the Adjusted Baseline Reserves have proved to be redundant as of the Final Reserve Measurement Date, Sellers shall be entitled to receive from Buyer an additional purchase price equal to 65% of the amount of such redundancy, up to a maximum additional purchase price of $9,750,000 in the aggregate pursuant to this Section 2.2(c)(ii), plus interest as provided in
     Section 2.2(c)(iv), subject to Section 2.2(c)(xi).

          (iii) The Unadjusted Baseline Reserves and Adjusted Baseline Reserves shall be deemed to be redundant as of the Final Reserve Measurement Date if and only if the Unadjusted Baseline Reserves and Adjusted Baseline Reserves, respectively, exceed the sum of the Final Measurement Date Reserves, and the Final Measurement Date Claim and LAE Payments, each as determined pursuant to this Section 2.2(c).

          (iv) Any payments of additional purchase price to be paid pursuant to Sections 2.2(c)(i) and 2.2(c)(ii) shall be paid (together with interest thereon from (and including) the Closing Date to (but excluding) the date of payment, compounded quarterly, at a rate per annum equal to the Buyer Stated Tax Equivalent Investment Yield) to Sellers, pro rata in proportion to their respective percentage ownership of the Shares immediately prior to the Closing, by Wire Transfer to accounts designated by Sellers at least two Business Days prior to such payment. Any such amounts shall be paid as promptly as practicable after, but no later than the tenth Business Day following, the final determination pursuant to this Section 2.2(c) of the Additional Purchase Price, provided that, to the extent that after the Final Reserve Measurement Date, the amount of Additional Purchase Price is not in dispute, the undisputed amount shall be paid to Sellers as set forth above pending final determination of the Additional Purchase Price. The amount of Additional Purchase Price paid to the Sellers (A) shall be reduced by (x) the amount of any Expenses described in clause (i) of the definition of "Expenses" payable to Cochran Caronia Waller and (y) the amount of any Expenses described in clause (ii) of the definition of "Expenses" relating to the Company's Supplemental Management Incentive Program adopted as of October 30, 2006, in each case (x) and (y) that are paid or payable after the Closing as a result of the payment of Additional Purchase Price (it being understood that such reduction shall not as a result reduce the amount so paid or payable to Cochran Caronia Waller or under such Supplemental Management Incentive Program) and (B) shall be increased by any Tax Benefit to Buyer resulting from the payment of such Expenses.

          (v) As used in this Section 2.2(c):

               (A) the "Adjusted Baseline Reserves" means (x) the aggregate amount of the Insurance Companies' reserves for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses) in the aggregate as of the Baseline Reserve Measurement Date, as determined from the Baseline Statutory Financial Statements, minus (y) anticipated salvage and subrogation recoveries of $7,000,000 and plus (z) $15,000,000;

               (B) the "Baseline Reserve Measurement Date" means June 30, 2006.

               (C) the "Baseline Statutory Financial Statements" means the Insurance Companies' quarterly statements for the period ending on the Baseline Reserve Measurement Date, as filed with the Domiciliary Regulators of each of the Insurance Companies;

               (D) the "Final Reserve Measurement Date" means the date that is the third anniversary of the last day of the last fiscal quarter ending prior to the Closing Date for which the Insurance Companies have filed a quarterly statement or annual statement, as the case may be, with their respective Domiciliary Regulators prior to the Closing (the "Last Pre-Closing Quarter End");

               (E) the "Unadjusted Baseline Reserves" means (x) the aggregate amount of the Insurance Companies' reserves for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses) in the aggregate as of the Baseline Reserve Measurement Date, as determined from the Baseline Statutory Financial Statements, minus (y) anticipated salvage and subrogation recoveries.

          (vi) Within 30 days following the filing with the Domiciliary Regulators of the Insurance Companies' quarterly statements or annual statements, as the case may be, for the period ending on each of the first and second anniversaries of the Last Pre-Closing Quarter End, Buyer shall deliver to Sellers (A) Buyer's proposed calculation of the remaining reserves of the Insurance Companies for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses calculated in accordance with Schedule 2.2(c)(vi)(A)) in the aggregate as of such anniversary with respect to all business of the Insurance Companies in effect on or prior to the Baseline Reserve Measurement Date with loss occurrences on and prior to the Baseline Reserve Measurement Date, (B) Buyer's proposed calculation of the aggregate amount of claim and loss adjustment expense payments (including unallocated loss adjustment expense payments calculated in accordance with Schedule 2.2(c)(vi)(A)) paid by the Insurance Companies after the Baseline Reserve Measurement Date and on or prior to such anniversary, including salvage and subrogation recoveries received by the Insurance Companies, with respect to all business of the Insurance Companies in effect on or prior to the Baseline Reserve Measurement Date with loss occurrences on and prior to the Baseline Reserve Measurement Date, (C) Buyer's calculation, in reasonable detail, of any Additional Purchase Price that would have been due to Sellers had the first or second anniversaries, as the case may be, been the Final Reserve Measurement Date (the "Interim Additional Purchase Price"), and (D) a certificate of an officer of Buyer certifying on behalf of Buyer that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.2(c). From and after such delivery, Buyer shall (x) provide to Sellers and their representatives copies of such work papers, books and records and other documents relating to its preparation of such documents and calculations and (y) cooperate in good faith with, and make its and its Affiliates' employees and facilities reasonably available to, Sellers and their representatives for the purpose of providing such other information as Sellers may reasonably request concerning such documents and calculations. For the sake of clarity, although Buyer shall deliver to Sellers calculations of Interim Additional Purchase Price, in no event shall Buyer have any obligation to pay Sellers any Additional Purchase Price as a result thereof.

          (vii) Within 30 days following the filing with the Domiciliary Regulators of the Insurance Companies' quarterly statements or annual statements, as the case may be, for the period ending on the Final Reserve Measurement Date, Buyer shall deliver to Sellers and, promptly upon its selection, Buyer shall deliver to the Independent Actuary (A) Buyer's proposed calculation of the remaining reserves of the Insurance Companies for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses calculated in accordance with Schedule 2.2(c)(vi)(A)) in the aggregate as of the Final Reserve Measurement Date with respect to all business of the Insurance Companies in effect on or prior to the Baseline Reserve Measurement Date with loss occurrences on and prior to the Baseline Reserve Measurement Date (the "Final Measurement Date Reserves"), (B) Buyer's proposed calculation of the aggregate amount of claim and loss adjustment expense payments (including unallocated loss adjustment expense payments calculated in accordance with Schedule 2.2(c)(vi)(A)) paid by the Insurance Companies after the Baseline Reserve Measurement Date and on or prior to the Final Reserve Measurement Date, including salvage and subrogation recoveries received by the Insurance Companies, with respect to all business of the Insurance Companies in effect on or prior to the Baseline Reserve Measurement Date with loss occurrences on or prior to the Baseline Reserve Measurement Date (the "Final Measurement Date Claim and LAE Payments"), (C) Buyer's proposed calculation, in reasonable detail, of any Additional Purchase Price due to Sellers and (D) a certificate of an officer of Buyer certifying on behalf of Buyer that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.2(c). All proposed calculations shall be made by Buyer in accordance with the Actuarial Standards of Practice. From and after such delivery, Buyer shall
     (x) provide to Sellers and the Independent Actuary, and their respective representatives, copies of such work papers, books and records and other documents relating to its preparation of such documents and the calculation of its proposed Final Measurement Date Reserves and the Final Measurement Date Claim and LAE Payments and (y) cooperate in good faith with, and make its and its Affiliates' employees and facilities reasonably available to, Sellers and the Independent Actuary, and their respective representatives, for the purpose of providing such other information as Sellers and the

     Independent Actuary may reasonably request concerning its proposed Final Measurement Date Reserves and the Final Measurement Date Claim and LAE Payments.

          (viii) Within 45 days after their receipt of the items described in clauses (A)-(D) of Section 2.2(c)(vii), Sellers shall deliver in writing to Buyer and the Independent Actuary (A) their proposed calculations, in substantially the same detail as items provided by Buyer pursuant to
     Section 2.2(c)(vii), of Final Measurement Date Reserves and Final Measurement Date Claim and LAE Payments, and any Additional Purchase Price and (B) a certificate of Sellers that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.2(c). All proposed calculations shall be made by Sellers in accordance with Actuarial Standards of Practice.

          (ix) The Independent Actuary shall be directed to deliver to Buyer and Sellers, within 45 days after its receipt of the items described in clauses
     (A)-(D) of Section 2.2(c)(vii) and Section 2.2(c)(viii) or such other time as is mutually agreed in writing by Buyer and Sellers, its written report, with its calculations of Final Measurement Date Reserves and Final Measurement Date Claim and LAE Payments, and any Additional Purchase Price. The 45-day period for delivering the written report may be extended by the mutual written consent of Buyer and Sellers or by the Independent Actuary for up to 30 days for good cause shown. The conclusions in such report shall be final and binding upon Buyer and Sellers for all purposes under this Agreement. Each of Buyer and Sellers shall bear 50% of the Independent Actuary's fees and costs incurred by it in connection herewith, provided that, in the event that the Additional Purchase Price is greater than Buyer's proposed Additional Purchase Price or by more than 67% of the difference between Seller's proposed Additional Purchase Price and Buyer's proposed Additional Purchase Price or is less than Sellers' proposed Additional Purchase Price by more than 67% of such difference, then 100% of the Independent Actuary's fees and costs shall be borne by Buyer or Sellers, respectively.

          (x) In the event of any merger, sale, recapitalization or other like transaction involving the Company or any of the Acquired Company Subsidiaries, including any sale or other transfer of any Insurance Company's book of business, prior to the Final Reserve Measurement Date, the Additional Purchase Price and each of its components shall be calculated as if such transaction had not occurred; it being understood and agreed by the parties that no such transactions may be negotiated, entered into or consummated without the consent of Buyer.

          (xi) If Buyer has submitted any claim for indemnification pursuant to
     Article VIII or Article X and such claim has not been settled in full prior to the time that the Additional Purchase Price is required to be paid, then Buyer shall be entitled to withhold from the Additional Purchase Price an amount equal to such claim, to the extent not settled, provided that Buyer has delivered such amount to an independent escrow agent, selected by Buyer and reasonably acceptable to Sellers, in accordance with the terms and conditions of an escrow agreement in form and substance reasonably satisfactory to the parties, such amount to be held by such escrow agent until such claim has been finally resolved in accordance with the terms and condition of this Agreement. Interest credited by the escrow agent on such amount shall be paid in proportion to the parties ultimate respective entitlements to such amount. The fees and expenses of the escrow agent shall be borne by Buyer.

          (xii) Within five (5) Business Days after Buyer delivers to Sellers each officer's certificate as to Buyer's calculation of Interim Additional Purchase Price, as set forth in Section 2.2(c)(vi), Buyer shall provide to Sellers, at Buyer's sole cost and expense, a letter of credit from a mutually acceptable financial institution, securing Buyer's payment in full of the Additional Purchase Price in an amount equal to the Interim Additional Purchase Price (including interest thereon as provided in Section 2.2(c)(iv)), less the amount of any prior letter of credits provided pursuant to this Section 2.2(c)(xii) or Section 2.2(c)(xiii) and the amount of any funds held in escrow pursuant to Section 2.2(c)(xi). Such letter of credit, and any letter of credit provided under Section 2.2(c)(xiii) below, shall be from a domestic commercial bank that has, or is a member of a group of domestic commercial banks that has, consolidated total assets of at least $1,000,000,000 or such other bank or other financial institution as may be reasonably acceptable to Buyer and Sellers.

          (xiii) If, at any time following the Closing and prior to payment of the Additional Purchase Price, Tower Insurance Company of New York's financial strength rating is rated below A- by A.M. Best Company, Inc., Buyer shall, within five (5) Business Days after such downgrade, provide to Sellers, at Buyer's sole cost and expense, a letter of credit securing Buyer's payment in full of the Additional Purchase Price then anticipated, including interest thereon as provided herein. For purposes of this clause
     (xiii), the "anticipated" Additional Purchase Price shall initially be $13,000,000 and shall be reduced to the amount of Additional Purchase Price reasonably anticipated to be paid based upon Buyer's calculations, if any, of Interim Additional Purchase Price and by the amount of any prior letters of credit provided pursuant to Section 2.2(c)(xii) or this Section 2.2(c)(xiii) and the amount of any funds held in escrow pursuant to Section 2.2(c)(xi).

                                   ARTICLE III

                                   THE CLOSING

     Section 3.1. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall be at 10:00 a.m. local time at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, New York 10019, no later than the fifth Business Day following the date on which all of the conditions set forth in Article IX (other than those conditions designating instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or such other location, date and time as Buyer and Sellers shall agree upon in writing.

     Section 3.2. Payment of Purchase Price; Delivery of Shares; Repayment of Certain Indebtedness. At the Closing:

     (a) Buyer shall deliver to Sellers, in proportion to their respective percentage ownership of the Shares immediately prior to the Closing, by Wire Transfer an aggregate amount equal to the Estimated Base Purchase Price;

     (b) Sellers shall deliver to Buyer a certificate or certificates representing all of the Shares, which shall be in each case free and clear of all Encumbrances, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps;

     (c) (i) the Company shall repay the Convertible Senior Debentures in full by delivering to the holders of the Convertible Senior Debentures by Wire Transfer, pro rata in proportion to the respective principal amount of Convertible Senior Debentures held by them immediately prior to the Closing, an aggregate amount equal to the sum of the aggregate principal amount of Convertible Senior Debentures then outstanding plus all accrued and unpaid interest thereon, as shown on the certificate delivered pursuant to Section 3.3(d)(i), (ii) Sellers shall cause the holders of the Convertible Senior Debentures to surrender the Convertible Senior Debentures to the Company for cancellation and (iii) the Company shall cancel the Convertible Senior Debentures.

     (d) (i) the Company shall repay the Convertible Subordinated Debentures in full by delivering to the holders of the Convertible Subordinated Debentures by Wire Transfer, pro rata in proportion to the respective principal amount of Convertible Subordinated Debentures held by them immediately prior to the Closing, an aggregate amount equal to the sum of the aggregate principal amount of Convertible Subordinated Debentures then outstanding plus all accrued and unpaid interest thereon, as shown on the certificate delivered pursuant to
Section 3.3(d)(i), (ii) Sellers shall cause the holders of the Convertible Subordinated Debentures to surrender the Convertible Subordinated Debentures to the Company for cancellation and (iii) the Company shall cancel the Convertible Subordinated Debentures.

     (e) (i) the Company shall repay the Promissory Notes in full by delivering to the holders of the Promissory Notes by Wire Transfer, pro rata in proportion to the respective principal amount of Promissory Notes held by them immediately prior to the Closing, an aggregate amount equal to the sum of the aggregate principal amount of Promissory Notes then outstanding plus all accrued and unpaid interest thereon, as shown on the certificate delivered pursuant to
Section 3.3(d)(i), (ii) Sellers shall cause the holders of the Promissory Notes to surrender the Promissory Notes to the Company for cancellation and (iii) the Company shall cancel the Promissory Notes.

     (f) Buyer shall pay to the Company by Wire Transfer, as a contribution to the capital of the Company, an amount equal to the aggregate amount of the Debt Payment.

     Section 3.3. Other Closing and Pre-Closing Deliveries.
                  ----------------------------------------

     (a) Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer (or to the Company in the case of clauses (ii), (iii) and (iv) below), the following:

          (i) a receipt or receipts signed by Sellers evidencing receipt by Sellers, and payment by Buyer, of the Estimated Base Purchase Price;

          (ii) a receipt or receipts signed by the holders of the Convertible Senior Debentures evidencing receipt by such holders, and payment by the Company, of the aggregate outstanding principal amount of the Convertible Senior Debentures and all accrued interest thereon in full satisfaction of all amounts due thereunder;

          (iii) a receipt or receipts signed by the holders of the Convertible Subordinated Debentures evidencing receipt by such holders, and payment by the Company, of the aggregate outstanding principal amount of the Convertible Subordinated Debentures and all accrued interest thereon in full satisfaction of all amounts due thereunder;

          (iv) a receipt or receipts signed by the holders of the Promissory Notes evidencing receipt by such holders, and payment by the Company, of the aggregate outstanding principal amount of the Promissory Notes and all accrued interest thereon in full satisfaction of all amounts due thereunder;

          (v) a good standing certificate (or its equivalent) for the Company and each of the Acquired Company Subsidiaries issued by the Secretary of State of the state in which the Company and each such Acquired Company Subsidiary is incorporated and each state in which it is qualified to do business as a foreign corporation, dated as of a date within (5) Business Days prior to the Closing Date (other than states in which a good standing certificate (or its equivalent) is not issued for an insurance company);

          (vi) a good standing certificate (or its equivalent) for each of the Insurance Companies, certified by the Applicable Domiciliary Regulators in each case, dated as of a dated within five (5) days prior to the Closing Date;

          (vii) Certificates or Articles of Incorporation of the Company and of each of the Acquired Company Subsidiaries, together with all amendments thereto or restatements thereof, certified by the appropriate Governmental Authority, dated as of a date within five (5) Business Days prior to the Closing Date;

          (viii) resolutions of the managing bodies of Sellers that are neither individuals nor trusts, certified by an authorized signatory of such Sellers, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (ix) the bylaws of the Company and of each of the Acquired Company Subsidiaries, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of the Company and the applicable Acquired Company Subsidiaries as of the Closing Date;

          (x) the resignations, effective as of the Closing, of each director of the Company or any Acquired Company Subsidiary;

          (xi) the certificate required by Section 9.1(a)(iv);

          (xii) the original stock transfer and corporate minute books (or their equivalent) of the Company and of each of the Acquired Company Subsidiaries;

          (xiii) a non-foreign person affidavit from each Seller certifying that such Seller is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

          (xiv) such other documents, instruments or certificates as Buyer may reasonably request.

     (b) Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following:

          (i) a receipt or receipts signed by Buyer evidencing receipt by Buyer of the Shares;

          (ii) resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (iii) the certificate required by Section 9.2(a)(iv); and

          (iv) such other documents, instruments or certificates as Sellers may reasonably request.

     (c) Closing Deliveries by the Company. At the Closing, the Company shall deliver:

          (i) resolutions of the board of directors of the Company, certified by the Secretary or Assistant Secretary of the Company, approving and authorizing the execution, delivery and performance of this Agreement by the Company and the execution, delivery and performance of the Ancillary Agreement by the Insurance Companies and the consummation of the transactions contemplated hereby and thereby;

          (ii) to the holders of the Convertible Senior Debentures, Convertible Subordinated Debentures and the Promissory Notes, a receipt or receipts signed by the Company evidencing receipt by the Company of the Convertible Senior Debentures, Convertible Subordinated Debentures and Promissory Notes and the cancellation thereof;

          (iii) if required by Buyer pursuant to Section 7.10, the Ancillary Agreement, duly executed by the Insurance Companies;

          (iv) to Buyer a receipt signed by the Company evidencing receipt from Buyer of an amount equal to the aggregate amount of the Debt Payments;

          (v) to Buyer the certificate required by Section 9.1(b)(iv); and

          (vi) such other documents, instruments or certificates as Buyer may reasonably request.

     (d) Pre-Closing Deliveries by the Company. On the third Business Day prior to the Closing Date, the Company shall deliver to Buyer:

          (i) A certificate signed by an authorized officer of the Company stating the outstanding principal amount of each Debt Instrument held by each Seller as of the Closing Date and the amount of outstanding accrued and unpaid interest on each Debt Instrument held by each Seller as of the Closing Date; and

          (ii) A certificate stating (x) the amount of the Expenses (which shall be itemized), net of any Tax Benefit resulting from the payment of such Expenses, (y) the amount of the Debt Payments (which shall be itemized) and
     (z) the calculation of the Preliminary Adjusted GAAP Book Value.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller hereby represents and warrants to Buyer, singularly and not jointly, as of the date hereof and as of the Closing Date (except where this Article IV provides that a representation or warranty is made only as of a particular date), as follows:

     Section 4.1. Organization and Related Matters. Such Seller, if an entity, is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Seller has full organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, including the Shares owned by such Seller.

     Section 4.2. Authority; No Violation. (a) Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate, partnership or trust action, as applicable, on the part of such Seller, and no other corporate, partnership trust proceedings, as applicable, on the part of such Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer, the Company and each other Seller) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

     (b) The execution and delivery by such Seller of this Agreement do not, and the consummation by such Seller of the transactions contemplated by this Agreement and compliance with any of the terms or provisions hereof will not (i) violate any provision of any organizational documents of such Seller or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to such Seller or any of its properties or assets, (B) result in the creation of any Encumbrance upon any of the Shares owned by such Seller or (C) violate, conflict with, result in a breach of any provision of, constitute a default under, or give others any rights of termination, amendment, acceleration, suspension, approval, revocation, cancellation of any note, bond, mortgage, indenture, deed of trust, license, material lease, material agreement or other material instrument or material obligation to which such Seller is a party, or by which such Seller or any of its properties or assets may be bound.

     Section 4.3. Ownership of Securities. (a) Such Seller owns beneficially and of record the number of Shares listed next to its name in Schedule 4.3(a). Such Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares owned by it to Buyer upon the terms and subject to the conditions of this Agreement, free and clear of any Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Shares owned by such Seller, free and clear of any Encumbrances. There are no (i) obligations (whether or not contingent) of such Seller to offer, sell, transfer, vote or otherwise dispose of any capital stock or other security of the Company convertible into or exchangeable or redeemable for shares of capital stock or any other security of the Company or (ii) obligations (whether or not contingent) of such Seller to repurchase, redeem or otherwise acquire any shares of Common Stock.

     (b) Such Seller owns beneficially and of record the type and principal amount of Debt Instruments listed next to its name in Schedule 4.3(b). Such Seller has no reason to believe that any limitations exist on the ability of the Company to redeem the Debt Instruments. There are no (i) obligations (whether or not contingent) of such Seller to offer, sell, or transfer or otherwise dispose of such Debt Instruments or (ii) obligations (whether or not contingent) of such Seller to repurchase, redeem or otherwise acquire any of the Debt Instruments.

     Section 4.4. Investment Company. Such Seller is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     Section 4.5. No Other Agreements. Neither such Seller nor any of its Affiliates has any Contract, absolute or contingent, with any other Person to sell the capital stock, assets or business of the Company or any Acquired Company Subsidiary, to effect any merger, consolidation or other reorganization of the Company or any Acquired Company Subsidiary, to engage in any other business combination transaction, involving the Company or any Acquired Company Subsidiary.

     Section 4.6. Disclosure. The representations and warranties made by such Seller in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances in which they were made.

     Section 4.7. No Broker. No broker, finder or similar intermediary has acted for or on behalf of such Seller or any Affiliate of any Seller, or is entitled to any broker's, finder's or similar fee or other commission based on arrangements made by such Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except where this Article V provides that a representation or warranty is made only as of a particular date), as follows:

     Section 5.1. Organization and Related Matters. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The Company has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in those cases in which any failure to qualify or be licensed has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries. The Company has previously delivered to Buyer an accurate, current and complete copy of the Certificate or Articles of Incorporation and the bylaws of the Company, in each case as amended to the date of this Agreement. The minute books of the Company (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), which have been made available to Buyer, are accurate, current and complete in all material respects. The stock certificate books and the stock record books of the Company, which have been made available to Buyer, are accurate, current and complete. The Company is not in default under or in violation of any provision of its Certificate or Articles of Incorporation or bylaws.

     (b) Each Acquired Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each Acquired Company Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in those cases in which any failure to qualify or be licensed has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries. The Company has delivered to Buyer an accurate, current and complete copy of the Articles of Incorporation and Bylaws of the Acquired Company Subsidiaries, in each case as amended to the date of this Agreement. The minute books of each Acquired Company Subsidiary (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), which have been made available to Buyer, are accurate, current and complete in all material respects. The stock certificate books and the stock record books of each Acquired Company Subsidiary, which have been made available to Buyer, are accurate, current and complete. None of the Acquired Company Subsidiaries is in default under or in violation of any provision of its Certificate or Articles of Incorporation or Bylaws.

     Section 5.2. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Buyer, the Company and each Seller) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

     (b) The execution and delivery by the Company of this Agreement do not and the consummation by the Company of the transactions contemplated by this Agreement and compliance with any of the terms or provisions hereof will not (i) violate any provision of the certificate or articles of incorporation or bylaws of the Company or any Acquired Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to the Company, any Acquired Company Subsidiary or any of their respective properties or assets, (B) result in the creation of any Encumbrance (1) upon any of the Shares or the Acquired Company Subsidiary Shares or (2) upon any of the assets or properties of the Company or any Acquired Company Subsidiary, or (C) violate, conflict with, result in a breach of any provision of, constitute a default under, or give others any rights of termination, amendment, acceleration, suspension, approval, revocation, cancellation of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Acquired Company Subsidiary is a party or by which the Company, any Acquired Company Subsidiary or any of their respective properties or assets, may be bound or affected, except in the case of this clause (C) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by the Company of any of its obligations hereunder.

     Section 5.3. Consents and Approvals. Except for (i) approvals or consents of Governmental Authorities under the insurance holding company laws of New Jersey, New Hampshire and Maine, (ii) the matters set forth on Schedule 5.3, and
(iii) such other filings, authorizations, consents or approvals the failure to make or obtain which would not have or reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries, no consents or approvals of or filings or registrations with any Governmental Authority or third party are necessary in connection with the execution and delivery by Sellers or the Company of this Agreement and the consummation by Sellers and the Company of the transactions contemplated by this Agreement.

     Section 5.4. Capital Stock and Indebtedness. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 2,124,380 shares are issued and outstanding and constitute the Shares, and 10,000,000 shares of preferred stock, none of which are outstanding. All of the Shares are duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights. Except as set forth in Schedule 5.4(a), there are no (i) outstanding options, warrants, subscriptions, calls, puts, unsatisfied preemptive rights, securities convertible or exchangeable or redeemable for shares of capital stock or other security, or other rights, agreements, arrangements or commitments of any kind relating to the Company's capital stock, (ii) obligations (whether or not contingent) of the Company or any of its Affiliates to offer, issue, sell, transfer, vote or otherwise dispose of any capital stock or other security of the Company convertible into or exchangeable or redeemable for shares of capital stock or any other security of the Company, (iii) obligations (whether or not contingent) of the Company, or any of its Affiliates to repurchase or otherwise acquire any shares of Common Stock, (iv) bonds, debentures, notes or other indebtedness of the Company having voting rights (or convertible into securities having voting rights), or (v) shares of capital stock or other equity interests or securities of the Company reserved for issuance.

     (b) Schedule 5.4(b) lists the record and beneficial owners of each of the Debt Instruments and the principal amount of and unpaid and accrued interest, as of the date of this Agreement, on each Debt Instrument owned by such owner. Except as set forth in Schedule 5.4(b), neither the Company nor any of the Acquired Company Subsidiaries has any outstanding indebtedness for money borrowed, nor has any of them guaranteed, or otherwise agreed to become responsible for the payment of principal, interest or other amounts with respect to or the performance of obligations under, indebtedness for money borrowed of any other Person. All of the Debt Instruments are duly authorized, validly issued and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 5.4(b), there are no (i) obligations (whether or not contingent) of the Company to offer, sell or transfer or otherwise dispose of such Debt Instruments or (ii) obligations (whether or not contingent) of the Company to repurchase, redeem or otherwise acquire any of the Debt Instruments.

     Section 5.5. Subsidiaries. (a) Except as set forth on Schedule 5.5(a), (i) the Company does not have any Subsidiaries and (ii) except for portfolio investments made in the ordinary course of business, there are no corporations, partnerships or other entities in which the Company or any of the Subsidiaries owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same. Schedule 5.5(a) sets forth a true and complete list of each jurisdiction in which each of the Acquired Company Subsidiaries is organized, qualified or licensed to do business.

     (b) Schedule 5.5(b) accurately sets forth, with respect to each of the Acquired Company Subsidiaries (i) the number of and designation of all authorized shares of each class of capital stock or other equity interests, (ii) the number of issued and outstanding shares of each class of capital stock or other equity interests, the names of the holders thereof and the number of shares or other equity interests held by each such holder and (iii) the number of shares of capital stock or other equity interests held in treasury.

     (c) All of the outstanding shares and other ownership interests of each Acquired Company Subsidiary (the "Acquired Company Subsidiary Shares") are beneficially and legally owned, directly or indirectly, by the Company or another Acquired Company

Subsidiary, free and clear of all Encumbrances, preemptive or other similar rights and have not been issued in violation of any Applicable Laws or other respective organizational documents or any contract to which any of the Acquired Company Subsidiaries is a party or by which their respective properties or assets are bound.

     (d) There are no (i) outstanding options, warrants, subscriptions, calls, puts, unsatisfied preemptive rights, securities convertible or exchangeable or redeemable for shares of capital stock or other security, or other rights, agreements, arrangements or commitments of any kind relating to the Acquired Company Subsidiaries' capital stock, (ii) obligations (whether or not contingent) of the Company or any of its Affiliates to offer, issue, sell, transfer, vote or otherwise dispose of any capital stock or other security of the Acquired Company Subsidiaries convertible into or exchangeable or redeemable for shares of capital stock or any other security of the Acquired Company Subsidiaries, (iii) contracts, absolute or contingent with any other Person to sell all or substantially all of the assets or business of the Company or any Acquired Company Subsidiary to effect any merger, consolidation or other reorganization of the Company or any Acquired Company Subsidiary or to enter into any agreement with respect thereto, (iv) obligations (whether or not contingent) of the Company, or any of its Affiliates to repurchase, redeem or otherwise acquire any Acquired Company Subsidiary Shares, (v) bonds, debentures, notes or other indebtedness of the Acquired Company Subsidiary having voting rights (or convertible into securities having voting rights), or (vi) shares of capital stock or other equity interests or securities of the Acquired Company Subsidiaries reserved for issuance.

     Section 5.6. Financial Statements. (a) The Company has previously delivered to Buyer the following statements (collectively, the "Statutory Statements"):
(i) the annual statement of each of the Insurance Companies as of and for each of the years ended December 31, 2005, 2004 and 2003, as filed with the Domiciliary Regulators of the Insurance Companies, and (ii) the quarterly statement of each of the Insurance Companies as of and for the period ended June 30, 2006, as filed with the Domiciliary Regulators of the Insurance Companies, together in each case with any exhibits, schedules, amendments, supplements or notes thereto. The Statutory Statements were prepared from the Records of each applicable Insurance Company and were filed with the applicable Domiciliary Regulators on forms prescribed or permitted by such Domiciliary Regulators. The Statutory Statements were prepared in conformity with statutory accounting principles prescribed or permitted by such Domiciliary Regulators applied on a consistent basis throughout the periods involved, except as may be stated in the notes thereto or where such accounting practices have been amended, supplemented or otherwise prescribed by such Domiciliary Regulators ("SAP"). Schedule 5.6(a) sets forth a description of all specifically permitted accounting practices of the Insurance Companies not in accordance with the NAIC Annual Statement instructions or the NAIC Accounting Practices and Procedures manual. Each of the balance sheets included in the Statutory Statements fairly presents in all material respects the financial position of the applicable Insurance Company as of its date and each of the statements of operations included in the Statutory Statements fairly presents in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP, except that the quarterly Statutory Statements are subject to normal recurring year-end audit adjustments.

     (b) The Company has previously delivered to Buyer copies of (i) the unaudited consolidated balance sheet, income statement and statement of cash flows, of the

Company and the Acquired Company Subsidiaries, as of and for the year ended December 31, 2003 and the six-month period ended June 30, 2006, (ii) the audited annual consolidated balance sheet, income statement and statement of cash flows of the Company and the Acquired Subsidiaries, as of and for the years ended December 31, 2005, and 2004 (such financial statements in (i) and (ii) above, together with the notes thereto, being hereinafter collectively referred to as the "Company Financial Statements" and together with the Statutory Statements, the "Financial Statements"). The Company Financial Statements: (x) were prepared using the Records, (y) fairly present in all material respects the consolidated financial position, the results of operations and the consolidated cash flows of each of the Company and the Acquired Company Subsidiaries, as of their respective dates and for the respective periods then ended, except that the unaudited Financial Statements (including any quarterly Financial Statements) do not set forth any footnote disclosures and are subject to normal recurring year-end audit adjustments, and (z) were prepared in conformity with GAAP (except as may be stated in the notes thereto) and applied on a consistent basis during the periods involved.

     Section 5.7. Legal Proceedings. (a) Except as set forth on Schedule 5.7(a) and other than Actions arising in the ordinary course of business from or related to the obligations of the Company under any Insurance Contract or similar Contract written, assumed or reinsured by the Company, there are no pending or, to the Knowledge of the Company, threatened Actions against and to the Knowledge of the Company, no pending or threatened Investigations of, the Company, any Acquired Company Subsidiary or any of their properties or assets
(i) which, if adversely determined, would have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries, or (ii) challenging the validity or propriety of, or that have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, award or regulatory restriction which regulatory restriction is specific to the Company, imposed upon the Company, any Acquired Company Subsidiary or any of their respective properties or assets which (1) restricts the ability of the Company or any Acquired Company Subsidiary to conduct its business in the ordinary course of business consistent with past practices or (2) has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries.

     (b) As of the date of this Agreement, there are no pending Actions or, to the Knowledge of the Company, threatened material Actions against, and to the Knowledge of the Company, no pending or threatened Investigations of any current or former officer or director of any of the Company or the Acquired Company Subsidiaries in his capacity as an officer or director of any of the Company or the Acquired Company Subsidiaries.

     Section 5.8. Undisclosed Liabilities. (a) Except as set forth on Schedule 5.8(a), the Company and the Acquired Company Subsidiaries have no Liabilities of the nature that would be required to be reflected on or disclosed in the notes to a balance sheet prepared in accordance with GAAP or which are otherwise material to the Company or any Acquired Company Subsidiary except for (i) those Liabilities that are reflected or reserved against on the Financial Statements as of December 31, 2005 (including the notes thereto) and (ii) Liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice since the date of such financial statements (none of which is material).

     (b) The Insurance Companies have paid in full or established reserves reflected in the Statutory Statements to the extent required by SAP for all guaranty or other similar state governmental fund assessments required by any Governmental Authority to be paid by them prior to the date of this Agreement. As of the date of this Agreement, except as and to the extent paid prior to December 31, 2005 or reserved against in the Statutory Statements to the extent required by SAP, neither the Company nor any Insurance Company has received written notice of any guaranty fund assessments.

     (c) Neither the Company nor any of the Acquired Company Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness for borrowed money of the Company or the Acquired Company Subsidiaries and, to the Knowledge of the Company, no event or condition exists with respect to any such indebtedness of the Company or the Acquired Company Subsidiaries that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The Company and the Acquired Company Subsidiaries have not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise), themselves or any of their equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to an Encumbrance.

     Section 5.9. Absence of Certain Changes; No Material Adverse Effect. (a) Except as set forth on Schedule 5.9(a), as reflected on the Statutory Statements as of and for the period ended June 30, 2006, or as otherwise contemplated or permitted by this Agreement, since December 31, 2005, the Company and the Acquired Company Subsidiaries (i) have conducted their business in the ordinary course of business consistent with past practice, and (ii) have not:

               (A) made any material change in the underwriting, reinsurance, marketing, advertising, pricing, personnel, employment, claim processing and payment, reserving, financial or accounting practices or policies of the Company or any Acquired Company Subsidiary, except as required by law, GAAP or SAP;

               (B) made any entry into or modification of any reinsurance or retrocession agreement by the Company or any Acquired Company Subsidiary other than in the ordinary course of business consistent with past practice;

               (C) issued, sold, pledged or encumbered any capital stock, notes, bonds or other securities of the Company or any Acquired Company Subsidiary, or any option, warrant or other right to acquire the same;

               (D) redeemed any capital stock or declared, made, paid or set aside any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock;

               (E) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than fixed maturity securities, equity securities, cash and short-term investments) with a value in excess of $100,000 individually or $250,000 in the aggregate;

               (F) entered into any lease (as lessor or lessee), other than renewals and extensions of current leases in the ordinary course of business, consistent with past practice; sold, abandoned or made any other disposition of any of its investments or other assets, properties or business other than in the ordinary course of business, consistent with past practice; granted or suffered any Encumbrance on any of its assets, properties or business other than in the ordinary course of business, consistent with past practice; entered into, amended or terminated any Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject or waived, released, or assigned any right or claim thereunder, except in each case in the ordinary course of business, in a manner consistent with past practice; or entered into or amended any Material Contract pursuant to which it agrees to indemnify any Person (other than insurance policies or similar instruments written, assumed or reinsured by the Company in the ordinary course of business consistent with past practice) or any other Contract pursuant to which it agrees or is obligated to refrain from competing with any Person;

               (G) engaged in any transaction with, or entered into any understanding, arrangement or Contract with any Affiliate, any Seller or any Affiliate of a Seller (other than between or among the Company and the Acquired Company Subsidiaries) that involves the transfer of consideration and that (i) has terms less favorable to the Company or the Acquired Company Subsidiaries than the Company or the Acquired Company Subsidiaries could receive from a non-Affiliate or (ii) has or would have a material adverse financial impact on the Company or the Acquired Company Subsidiaries, other than, in each case pursuant to the Contracts with Affiliates existing on the date of this Agreement (without giving effect to any amendments or restatements);

               (H) made, after the date hereof, any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;

               (I) incurred indebtedness for money borrowed;

               (J) made any loan, advance or capital contribution to, guaranteed, assumed or endorsed any indebtedness for money borrowed of, or otherwise incurred or become responsible or liable (whether directly, contingently or otherwise) for such indebtedness on behalf of, any Person;

               (K) (i) changed any financial or Tax accounting methods or practices, except as required by a change in applicable GAAP, SAP or United States Securities and Exchange Commission rules, regulations or guidelines or Applicable Law, (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Return or claim for refund, (iv) filed any Tax Return in a manner that is inconsistent with past practice with respect to such Tax Return (as established on a separate Tax Return basis by the most recently filed of each such Tax Return of which a copy has been provided to

          Buyer prior to the date hereof); provided, that a copy of any such Tax Return shall first be provided to Buyer at least 20 days prior to filing for Buyer's comments and approval, (v) consented to extend the period of limitations for the payment or assessment of any Tax, (vi) entered into any closing agreement affecting any Tax liability or refund or entered into any other agreements relating to Taxes with a Governmental Authority, (vii) requested or received any rulings or legal determinations from a Governmental Authority relating or with respect to Taxes, or (viii) settled or compromised any Tax liability or refund, in excess of $50,000 and surrendered any right to claim a refund of any Taxes in excess of $50,000; in each case of clauses (i)
          - (viii), to the extent such action would affect in any material respect the Taxes or any Tax Benefit of the Company or any Acquired Company Subsidiary following the Closing Date.

               (L) generally failed to pay its creditors amounts owed to such creditors when due;

               (M) except as required by Applicable Law or in the ordinary course of business consistent with past practice, (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants, including, without limitation, any increase or change pursuant to any Benefit Plan, or
          (ii) established or increased or promised to increase any benefits under any Benefit Plan;

               (N) amended, terminated or waived any right of value material to its business, other than with respect to the settlement of insured claims in the ordinary course of business in a manner consistent with past practice;

               (O) revalued any portion of its assets, properties or business;

               (P) increased its reserves for losses (including incurred but not reported losses) and loss adjustment expenses, except in a manner and in amounts consistent with past practice;

               (Q) amended or restated its Articles or Certificate of Incorporation or Bylaws (or other organizational documents);

               (R) terminated, canceled or amended any insurance coverage maintained by the Company with respect to any material assets of the Company or any Acquired Company Subsidiary or any material risk which is not replaced by an adequate amount of insurance coverage;

               (S) other than in the ordinary course of business consistent with past practice, amended, terminated or entered into any other material transaction; or

               (T) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.9(a), except as expressly contemplated by this Agreement.

     (b) Since December 31, 2005, to the Knowledge of the Company, there has been no event or occurrence which has had or which would reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries.

     Section 5.10. Compliance with Law; Permits; Regulatory Matters. (a) Except as set forth on Schedule 5.10(a), the Company and the Acquired Company Subsidiaries have been since January 1, 2004 and currently are in compliance in all material respects with all Applicable Laws. Neither the Company nor the Acquired Company Subsidiaries have received any written notice since January 1, 2004 to the effect that they are not in compliance in all material respects with any Applicable Law and, to the Knowledge of the Company, there are no currently existing circumstances that are likely to result in the Company or the Acquired Company Subsidiaries being in violation in any material respect of any Applicable Law.

     (b) Schedule 5.10(b) lists the jurisdictions in which each of the Insurance Companies are licensed to write insurance policies and the types of insurance and other products that the Insurance Companies are licensed to write in each such jurisdiction. Except as set forth on Schedule 5.10(b), none of the Insurance Companies is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, pending regulatory proceedings or, to the Knowledge of the Company, threatened material regulatory proceedings. Schedule 5.10(b) lists the state of domicile of each Insurance Company. None of the Insurance Companies is a "commercially domiciled insurer" under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

     (c) Except as set forth on Schedule 5.10(c), (i) the Company and the Acquired Company Subsidiaries hold all Permits necessary for the ownership and conduct of the business of the Company and the Acquired Company Subsidiaries in each of the jurisdictions in which the Company and the Acquired Company Subsidiaries conduct or operate their business in the manner now conducted, and all such Permits are in full force and effect, with such exceptions which singularly and in the aggregate have not had nor would reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries, (ii) the Company and the Acquired Company Subsidiaries are, and at all times since January 1, 2004 have been, in compliance in all material respects with the terms of the Permits, (iii) neither the Company nor any Acquired Company Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure on the part of the Company or any Acquired Company Subsidiary to comply with, any term or requirement of any material Permit or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Permit, (iv) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (1) constitutes or would reasonably be expected to result in, directly or indirectly, a violation of, or a failure to comply in any material respect with, any Applicable Law or any term or requirement of any Permit, or (2) has resulted or would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Permit, and (v) all applications required to have been filed for the renewal of each such material Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such material Permit have been duly made on a timely basis with the appropriate Governmental Authority. Subject to the receipt of each of the consents and approvals set forth on Schedules 5.3 and 6.3 and compliance by Sellers and/or Buyer with the HSR Act and the applicable change of control insurance laws, regulations and other requirements of the states of domiciliary of the Acquired Company Subsidiaries, the consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation, suspension or nonrenewal of any such material Permit.

     (d) Except as set forth in Schedule 5.10(d), none of the Company or the Acquired Company Subsidiaries or any of their properties or assets relating thereto is subject to any outstanding order of, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any Governmental Authority that by its terms restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its management or its business (each, a "Regulatory Agreement"), nor has the Company or any Acquired Company Subsidiary been advised in writing since January 1, 2004 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

     (e) All outstanding Insurance Contracts issued by the Insurance Companies, or which are being issued by the Insurance Companies as of the date hereof, are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all Applicable Laws and, to the extent required under Applicable Law in all material respects, are on forms approved by the applicable Governmental Authorities or on forms that have been filed and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided for objection. All forms of Insurance Contracts currently outstanding together with all amendments thereto, are on the forms that have been previously provided to Buyer.

     (f) All premium rates established by the Insurance Companies that are required to be filed with or approved by any Governmental Authorities have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto in all material respects.

     (g) There are no in force Insurance Contracts of any Insurance Company under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profits, participation or voting rights.

     Section 5.11. Filings. Since January 1, 2004, (i) the Company and the Acquired Company Subsidiaries have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filing and submissions complied in all material respects with Applicable Law in effect when filed, and (ii) no material deficiencies have been asserted in writing by, nor have any material comments been received from, nor any material penalties imposed by, any such Governmental Authorities with respect to such reports, statements, documents, registrations, filings or submissions.

     Section 5.12. Insurance Agents. (a) Schedule 5.12(a) sets forth a list of each insurance agent or group of related agents who accounted for more than one percent of the gross statutory premium income of the Insurance Companies, taken as a whole, for the sixth month period ended June 30, 2006.

     (b) Schedule 5.12(b) lists the standard forms of agreement between the Company or the Acquired Company Subsidiaries and their agents, managers or brokers in existence on the date hereof. Except as set forth on Schedule 5.12(b), there are no side agreements or other agreements (whether oral or written) between the Company or the Insurance Companies and their agents, managers or brokers which require the payment of compensation in excess of the amounts payable under the Contracts set forth on Schedule 5.12(b). Expect as set forth in Schedule 5.12(b), no such agent has binding authority on behalf of any Insurance Company.

     (c) The Company has provided to Buyer true, complete and correct copies of the Company's and Insurance Companies' written procedures designed to provide assurance that agents comply with Applicable Laws. To the Knowledge of the Company, (i) each insurance agent at the time such agent wrote, sold, produced or managed business for any Insurance Company, was duly licensed (for the type of business written, sold, produced or managed by such agent) in the particular jurisdiction in which such agent wrote, sold, produced or managed such business for such Insurance Company; (ii) all compensation paid to each such agent was paid in accordance with Applicable Law and Permits; and (iii) no such agent violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Applicable Law or order applicable to any aspect (including, but not limited to, the marketing, writing, sale, production or management) of the business of such Insurance Company.

     Section 5.13. Underwriting and Claims Handling. (a) All benefits claimed by any Person under any Insurance Contract issued by any Insurance Company have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Insurance Contract under which they arose, such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the affected company reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.

     (b) The underwriting standards utilized and ratings applied by the Insurance Company with respect to Insurance Contracts outstanding as of the date hereof have been previously disclosed to Buyer and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.

     Section 5.14. Market Conduct. The Insurance Company and, to the Knowledge of the Company, the Insurance Companies' agents and representatives, have marketed, sold and issued products of the Insurance Companies in compliance, in all material respects, with Applicable Laws in the respective jurisdictions in which such products have been sold. All advertising, promotional and sales materials and other marketing practices used by the Insurance Companies and, to the Knowledge of the Company, any independent agents and representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with Applicable Laws. Neither the manner in which the Insurance Companies compensate any Person involved in the sale or servicing of the Insurance Contracts that is not an insurance agent, nor, to the Knowledge of the Company, the conduct of any such Person, renders such Person an insurance agent under any Applicable Laws, and the manner in which the Insurance Companies compensate each Person involved in the sale or servicing of the Insurance Contracts is in compliance in all material respects with all Applicable Laws.

     Section 5.15. Insurance Issued by the Company. Except as required by law, since January 1, 2004:

     (a) all insurance claims paid by any Insurance Company have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such claims for which the applicable Insurance Company has reasonable belief there was a reasonable basis to contest payment; and,

     (b) The Company has provided Buyer with copies of all underwriting guidelines manuals utilized by the Company since January 1, 2004. Each Insurance Company has followed such guidelines in all material respects in the ordinary course of business since January 1, 2004.

     Section 5.16. Reinsurance and Retrocessions. (a) Schedule 5.16(a) sets forth an accurate, current and complete list, as of the date hereof, of (i) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company or any Acquired Company Subsidiary is a ceding party, (ii) any terminated or expired treaty or agreement of any Acquired Company Subsidiary under which there remains any outstanding reserves in excess of $50,000 and (iii) any treaty or agreement with any Affiliate of the Company, and for each such treaty or agreement described in (i), (ii) or (iii), the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date. All such treaties or agreements set forth on Schedule 5.16(a) are in full force and effect to the respective dates noted on the Schedule, and no Acquired Company Subsidiary is in default in any material respect as to any material provision of any reinsurance or retrocession treaty or agreement. No such treaty or agreement contains any provision providing that the other party thereto may terminate or otherwise modify such treaty or agreement by reason of the transactions contemplated by this Agreement; no such treaty or agreement contains any provision which by its own terms would result in a modification in the operation of the treaty or agreement by reason of the transactions contemplated by this Agreement. To the Knowledge of the Company, amounts due or coming due in the future under each such treaty or agreements are and will be collectible in full in the ordinary course, except that no representation is made with regards to information that is generally available within the insurance industry relating to the financial status of payors. No consent is required from any party to an existing reinsurance agreement in connection with the transactions provided for in this Agreement. Except as set forth in Schedule 5.16(a), each of the Acquired Company Subsidiaries is entitled to take full credit in its statutory financial statements pursuant to Applicable Laws for all reinsurance and coinsurance ceded pursuant to any reinsurance or coinsurance treaty or agreement to which such Acquired Company Subsidiary is party. Schedule 5.16(a) sets forth a list of each reinsurance audit report issued in connection with the Acquired Company Subsidiaries since January 1, 2004.

     (b) Except as set forth in Schedule 5.16(b), none of the Acquired Company Subsidiaries is currently or has been since January 1, 2004 a party to a Finite Insurance Agreement. Except as set forth in Schedule 5.16(b), neither the Company nor the Acquired Company Subsidiaries is now or has been since January 1, 2004 a party to any separate written or oral agreements with reinsurers that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the reinsurance contract, other than the contracts that are explicitly defined in the reinsurance contract. As used herein, the term "Finite Insurance Agreement" means any contract of financial reinsurance, finite risk insurance or reinsurance contracts (or multiple contracts with the same reinsurer or its Affiliates) that include any of the following features:

          (i) Features that limit the amount of insurance risk that is transferred to the reinsurer, including: (1) a limited or conditional cancellation provision under which cancellation triggers the obligation by any of the Acquired Company Subsidiaries or any of their Affiliates to enter into a new reinsurance contract with the reinsurer, or an Affiliate of the reinsurer; (2) a contract term longer than two years when the contract is non-cancelable by any of the Company or any Acquired Company Subsidiary during the contract term; (3) an unconditional unilateral right by either party to commute the reinsurance contract; or (4) aggregate stop loss reinsurance coverage.

          (ii) Features that result in a delayed or untimely reimbursement of claims by the reinsurer, including: (1) reporting of losses less frequently than on a quarterly basis; or (2) a payment schedule accumulating retentions from multiple years.

          (iii) Risks ceded during the period covered by a financial statement and either (1) accounted for by the ceding entity as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

     Section 5.17. Material Contracts. (a) Schedule 5.17(a) sets forth an accurate, current and complete list, as of the date hereof, of all Contracts to which the Company or any Acquired Company Subsidiary is a party (excluding Insurance Contracts or similar instruments written, assumed or reinsured by any Acquired Company Subsidiary in the ordinary course of business in a manner consistent with past practice) or by which any of their assets are bound which contain obligations of the Company or any Acquired Company Subsidiary in excess of $100,000 or are otherwise material to the business of the Company and the Acquired Company Subsidiaries, taken as a whole (collectively, the "Material Contracts"). Each of the Material Contracts is a legal, valid and binding obligation of the Company or the applicable Acquired Company Subsidiary enforceable against the Company or such Acquired Company Subsidiary and, to the Knowledge of the Company, against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally and by general principles of equity. The Company has provided Buyer with complete and accurate copies of all written Material Contracts and with a reasonably detailed written description of all oral Material Contracts. Neither the Company nor any Acquired Company Subsidiary has received written notice of a cancellation of or an intent to cancel any Material Contract. There exists no breach or event of default related to any Material Contract on the part of the Company, or, to the Knowledge of the Company, on the part of any other party to any Material Contract.

     (b) Except as set forth in Schedule 5.17(b), as of the date hereof, neither the Company nor any Acquired Company Subsidiary is a party to (i) any Material Contract containing provisions giving others any rights of termination, amendment, acceleration, suspension, approval, revocation, or cancellation, requiring any notice, consent, approval or waiver, or resulting in the creation or continuance of any encumbrance on any of the assets or properties of the Company or any of the Acquired Company Subsidiaries, in each case in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any Contract containing covenants limiting the freedom of the Company or any Acquired Company Subsidiary to engage in any line of business in any geographic area or to compete with any Person or to incur indebtedness for borrowed money; (iii) any Material Contract (except Insurance Contracts or similar instruments written, assumed or reinsured by any Acquired Company Subsidiary in the ordinary course of business in a manner consistent with past practice) containing provisions providing for the indemnification by the Company or any Acquired Company Subsidiary of any Person in an amount that is reasonably likely to be material to the Company and the Acquired Company Subsidiaries, taken as a whole; (iv) any Contract with employees relating to their employment with the Company or any Acquired Company Subsidiary; (v) any Contract forming joint ventures; (vi) any Contract under which the Company or any Acquired Company Subsidiary has guaranteed the obligations of any Person (excluding Insurance Contracts or similar instruments written, assumed or reinsured by any Acquired Company Subsidiary in the ordinary course of business in a manner consistent with past practice); or (v) any Contract with any Governmental Authority affecting the business of the Company or any Acquired Company Subsidiary and not made in the ordinary course of business.

     Section 5.18. Technology and Intellectual Property. (a) Schedule 5.18(a) lists (i) all Registered Intellectual Property owned by the Company and the Acquired Company Subsidiaries (including registration number and jurisdiction),
(ii) all material Owned Intellectual Property other than Registered Intellectual Property, and (iii) all Intellectual Property used in or necessary for the conduct of the businesses of the Company and the Acquired Company Subsidiaries as currently conducted (the "Licensed Intellectual Property") but excluding for purposes of listing on Schedule 5.18(a) Owned Intellectual Property or commercially available off-the-shelf software. Other than as set forth on
Schedule 5.18(a), the Company or the applicable Subsidiary of the Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances. The Company and the Acquired Company Subsidiaries own or have valid and enforceable licenses, agreements or rights (through non-assertion, settlement or similar agreements or otherwise), which are in full force and effect, to use all Licensed Intellectual Property.

     (b) Except as set forth on Schedule 5.18(b), there are no material agreements or arrangements pursuant to which (i) the Company or any of the Acquired Company Subsidiaries has licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Owned Intellectual Property or (ii) the Company or the Acquired Company Subsidiaries permits any Person to use any Intellectual Property that is not Owned Intellectual Property. Neither the Company nor any of the Acquired Company Subsidiaries has entered into an agreement to indemnify any party against a charge of infringement arising out of the authorized use of the Owned Intellectual Property.

     (c) To the Knowledge of the Company, all Licensed Intellectual Property that is licensed from or to another Person by the Company or the Acquired Company Subsidiaries is being used substantially in accordance with the applicable license, agreement or arrangement to which the Company or the Acquired Company Subsidiaries are a party.

     (d) The Company and the Acquired Company Subsidiaries own or have the right to use all of the data, files, input, materials, reports, forms and records used and necessary to carry on the business of the Company and the Acquired Company Subsidiaries (collectively, the "Data") free and clear of any Encumbrances.

     (e) No claim or demand of any Person has been made to the Company or the Acquired Company Subsidiaries, nor is there any proceeding that is pending which
(i) challenges the rights of the Company or any of the Acquired Company Subsidiaries in respect of any Intellectual Property or (ii) asserts that the Company or any of the Acquired Company Subsidiaries is infringing or otherwise in conflict with any Intellectual Property.

     (f) The Owned Intellectual Property and the conduct of the business of the Company and the Acquired Company Subsidiaries as currently conducted, including the use of any Intellectual Property used in or necessary to the conduct of the business of the Company and the Acquired Company Subsidiaries as currently conducted, do not materially infringe the rights of any other Person, including the rights in respect of any Intellectual Property owned by any other Person. No use of any Intellectual Property Right by the Company or the Acquired Company Subsidiaries requires any payment for the use of such Intellectual Property right (except for the payment of computer licensing fees or fees required for maintaining or renewing Owned Intellectual Property).

     (g) The Company and the Acquired Company Subsidiaries have taken all steps they reasonably believe appropriate to protect and preserve the confidentiality of trade secrets or other confidential information and proprietary know-how, ideas and information used or necessary for any business of the Company or any of the Acquired Company Subsidiaries ("Company Confidential Information").
Schedule 5.18(g) sets forth a complete and accurate list of Contracts in effect as of the date hereof in which current or, to the Knowledge of the Company, former employees of the Company have agreed not to disclose confidential or proprietary information relating to the business of the Company or have agreed not to compete in such business with the Company (collectively, the "Employee Restrictive Agreements"). To the Knowledge of the Company, (i) no such current or former employee of the Company has breached or violated any of the Employee Restrictive Agreements, (ii) there has been no breach of any Company Confidential Information by any other Person, (iii) all use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Company or the Acquired Company Subsidiaries, on the one hand, and such third party, on the other hand, or is otherwise lawful and (iv) all use, disclosure or appropriation of confidential information of a third party by the Company or the Acquired Company Subsidiaries has not violated the rights of any Person.

     (h) The Company and the Acquired Company Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary Data. The Company and the Acquired Company Subsidiaries have not, to their Knowledge, suffered a material security breach with respect to their data or systems, and neither the Company nor any of the Acquired Company Subsidiaries has notified (i) consumers of any information security breach or (ii) employees of a security breach involving such employees' confidential information.

     (i) The Company and the Acquired Company Subsidiaries are in compliance in all material respects with all Applicable Laws, and have established and are in compliance with their own written privacy policies, in each case, applicable to its collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients ("Consumer Privacy Information"). As of the date hereof, the Company and the Acquired Company Subsidiaries are not prohibited by any Applicable Law concerning privacy or their own written privacy policies from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the date hereof, in connection with the transactions and provision of services contemplated hereby.

     (j) All contracts, leases, licenses, agreements, arrangements, commitments, instruments and undertakings related to Intellectual Property and Data that are used in or necessary for the conduct of the businesses of the Company and the Acquired Company Subsidiaries as currently conducted will be capable of being used by Company and the Acquired Company Subsidiaries upon and after the Closing, without the consent, approval, waiver or authorization of any other party thereto or any third party, and such use will not constitute a breach thereof or a violation of Applicable Law nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

     Section 5.19. Real Property. (a) Except as set forth on Schedule 5.19(a), neither the Company nor any of the Acquired Company Subsidiaries owns or has ever owned any direct, indirect or beneficial interest in real property.
Schedule 5.19(a) sets forth a true and complete listing, as of the date hereof, of all real estate Leases to which the Company or any Acquired Company Subsidiary is a party and setting forth the address, the name of landlord, the name of the tenant, the rent, the term, the entity in possession of any sublease, the amount of security deposit, if any, whether the real property is used exclusively by the Acquired Company Subsidiaries or is shared with other businesses operated by any Seller or any Affiliates of any Seller for each Lease. The Company has delivered to Buyer correct and complete copies of the Leases (as amended or supplemented). Each Lease is legal, valid, binding, in full force and effect, has not been modified or amended, and enforceable in accordance with its respective terms against the Company, the Acquired Company Subsidiaries or their Affiliates party thereto and, to the Knowledge of the Company, against the other parties thereto.

     (b) Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The tenant in each Lease has good and valid title to the leasehold estate under its respective Leases free and clear of any Encumbrances, other than obligations under such Lease. The Company and the

Acquired Company Subsidiaries have the right to quiet enjoyment of all material property leased by any of them for the full term of each such Lease (or any renewal option) relating thereto.

     (c) Neither the Company nor any Acquired Company Subsidiary has given or received any notification that disputes the computation of rents or charges payable pursuant to the Leases and there are no pending unresolved material disputes with any landlord under the Leases.

     (d) There are no subtenants occupying any portion of the Leased Real Properties, and except for the Company and any Acquired Company Subsidiary, no other person or entity has any right to occupy or possess any portion of the Leased Real Properties. None of the Company's or any Acquired Company Subsidiary's interest in any of the Leased Real Properties have been pledged, assigned, hypothecated, mortgaged, or otherwise encumbered in any manner.

     (e) No written waiver, indulgence or postponement of the applicable landlord's obligations under any Lease has been granted by the Company or any Acquired Company Subsidiary. Neither the Company nor any Acquired Company Subsidiary is entitled to any free rent or similar concession and no rent has been prepaid for more than one month in advance and neither the Company nor any Acquired Company Subsidiary is entitled to any refund of any rent or other sums heretofore paid to any landlord.

     (f) No construction, alteration, decoration or other work due to be performed by the Company, any Acquired Company Subsidiary and/or any landlord pursuant to any Lease, remains to be performed thereunder and all construction allowances to be paid to the Company or any Acquired Company Subsidiary or any other sums to be paid to outside contractors or other third parties for work performed at any of the Leased Real Properties has been paid in full.

     (g) Except as set forth in Schedule 5.19(g), neither the Company nor any Acquired Company Subsidiary has vacated or abandoned any of the Leased Real Properties, or given notice of its intent to do the same. Except as set forth in
Schedule 5.19(g), neither the Company nor any Acquired Company Subsidiary has the right or option to purchase or otherwise acquire any of the Leased Real Properties. Except as set forth in Schedule 5.19(g), neither the Company or any Acquired Company Subsidiary has given notice to any landlord indicating that it will or will not exercise any extension or renewal option, or any right or option to purchase any of the Leased Real Properties or any portion thereof.

     Section 5.20. Title to Assets. The Company and the Acquired Company Subsidiaries have good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected on the Company's and the Acquired Company Subsidiaries' consolidated balance sheet included in the June 30, 2006 Company Financial Statements or acquired in the ordinary course of business since June 30, 2006 which would have been required to be reflected on such balance sheet if acquired on or prior to June 30, 2006, other than assets which have been disposed of in the ordinary course of business. Other than investment portfolio assets, which are not subject to any Encumbrances, none of such assets having a value in excess of $20,000 is subject to any Encumbrance, except for Encumbrances set forth on Schedule 5.20 or reflected in the Financial Statements as of and for the period ended June 30, 2006.

     Section 5.21. Sufficiency of Assets and Contractual Rights. The assets owned or leased by the Company and the Acquired Company Subsidiaries are sufficient in all material respects for the operation of the businesses of the Company and the Acquired Company Subsidiaries as currently conducted (including all books, records, computers and computer programs and data processing systems).

     Section 5.22. Scheduled Investments. (a) Schedule 5.22(a) sets forth an accurate, current and complete list of all bonds, stocks, mortgages and other investments of any type owned by the Company and the Acquired Company Subsidiaries as of the date hereof (collectively, the "Scheduled Investments"). The Company and the Acquired Company Subsidiaries have good and valid title free of any Encumbrances to each of the Scheduled Investments.

     (b) None of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the Knowledge of the Company, no event has occurred which reasonably would be expected to result in a diminution of the value of any non-publicly traded security owned by the Company or any Acquired Company Subsidiary.

     (c) Neither the Company nor any Acquired Company Subsidiary has taken, or omitted to take, any action which would result in the Company being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of the Company to enforce the terms of such Scheduled Investment.

     (d) Since December 31, 2005, neither the Company nor any Acquired Company Subsidiary has (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than "Baa-" by Moody's Investors Service Inc. or "BBB-" by Standard & Poor's Corporation at the time of purchase, (iii) entered into any Contract with any Affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any Contract with respect to any foreign investments.

     Section 5.23. Reserves. The loss (including incurred but not reported loss) and loss adjustment expense reserves of the Company and the Acquired Company Subsidiaries reflected on the balance sheets as of and for the periods ended December 31, 2005 and June 30, 2006 included in the Statutory Statements have been booked consistent with past practices of the Company and, (i) have been prepared in accordance with SAP, (ii) were determined in accordance with Actuarial Standards of Practice consistently applied and (iii) are fairly stated in accordance with sound actuarial principles.

     Section 5.24. Taxes.

     (a) Except as set forth on Schedule 5.24(a), all (i) material Tax Returns required to have been filed by, or with respect to the Company or any of the Acquired Company Subsidiaries have been filed on a timely basis in the manner prescribed by Applicable Law and (ii) Taxes shown to be due on such Tax Returns or otherwise due have been paid. All such Tax Returns were and, to the Knowledge of the Company, continue to be true, correct and complete, except where the failure of such Tax Returns to be true, correct and complete is not material and with respect to any taxable period for which such Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Acquired Company Subsidiaries have made due and sufficient current accruals for any such Taxes on the Financial Statements;

     (b) Except as set forth on Schedule 5.24(b), none of the Company or the Acquired Company Subsidiaries have been a member of an Affiliated Group other than the Affiliated Group that includes the Company as a common parent;

     (c) (i) The Tax Returns set forth on Schedule 5.24(c) constitute all federal and state income Tax Returns and non-income Tax Returns for which there has been reported an amount of Tax paid (or to be paid) in excess of $50,000 filed by the Company and each of the Acquired Company Subsidiaries (and any Affiliated Group of which the Company or any Acquired Company Subsidiary is a member) for all taxable periods commencing after December 31, 1999, (ii) no material claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Acquired Company Subsidiary does not file Tax Returns that the Company or any such Acquired Company Subsidiary is or may be subject to taxation by that jurisdiction and (iii) none of the Company or any Acquired Company Subsidiary has been or is subject to a material Tax in a jurisdiction other than the United States (or any state or locality that comprises the United States of America);

     (d) There are no Encumbrances related to Taxes on the Shares or on any of the assets of the Company or any Acquired Company Subsidiary (other than Taxes that are not due and payable as of the date hereof);

     (e) Except as set forth on Schedule 5.24(e), (i) no material Federal, state, local or foreign audit or other administrative proceeding or court proceeding (each an "Audit") exists or has been initiated with regard to Taxes or Tax Returns of the Company and the Acquired Company Subsidiaries, (ii) none of the Company or the Acquired Company Subsidiaries have during the past four
(4) years received any written notice that any Audit is pending or threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any Acquired Company Subsidiary and (iii) the Company has received no written notices of proposed reassessments of any property owned by the Company or any of the Acquired Company Subsidiaries, or to the Knowledge of the Company or any Acquired Company Subsidiary, other proposals that could increase the amount of any Tax to which the Company or the Acquired Company Subsidiaries could be subject to after the Closing Date;

     (f) The Company and the Acquired Company Subsidiaries have not requested an extension of time within which to file any Tax Return in respect of any taxable year which has subsequently not been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any Acquired Company Subsidiary;

     (g) No power of attorney has been granted by or with respect to the Company or any Acquired Company Subsidiary with respect to any matter relating to Taxes, except as set forth on Schedule 5.24(g), which powers shall be terminated prior to or as of the Closing;

     (h) Except for the agreement entered into by the Company and the Acquired Company Subsidiaries that provides for the allocation and payment of Taxes between such parties that is listed on Schedule 5.17(a), a copy of which Sellers have provided to Buyer (the "Current Tax Sharing Agreement"), as of the date hereof, the Company is not a party to, is not bound by, and has no obligation under, any Tax sharing or allocation agreement, or any other agreement which provides an indemnification for Taxes or similar contract or arrangement, and neither the Company nor any of the Acquired Company Subsidiaries is liable for any Taxes of another person as a successor, transferee, by indemnity, by contract or otherwise;

     (i) Tax reserves for each Insurance Company have been computed and maintained in the manner required under Sections 832 and 846 of the Code and any other applicable tax provision;

     (j) None of the assets or liabilities of the Company or any of the Acquired Company Subsidiaries is a debt obligation that (i) is "corporate acquisition indebtedness" within the meaning of Code Section 279(b), (ii) is a "registration-required obligation" as defined in Section 163(f)(2) of the Code;
(iii) is an "applicable high yield discount obligation" as defined in Section 163(i)(1) of the Code; or (iv) is a "disqualified debt instrument" as defined in section 163(b)(2) of the Code;

     (k) None of the Company or any Acquired Company Subsidiary (nor any Seller with respect to the Company or any Acquired Company Subsidiary) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a "material advisor" or "promoter" (as those terms are defined in Section 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder;

     (l) Except as set forth on Schedule 5.24(l), none of the Company or any Acquired Company Subsidiary has (A) entered into any transaction that resulted in a "deferred intercompany gain" (within the meaning of Treasury Regulation
Section 1.1502-13) equal to or greater than $50,000 for which such gain, in whole or in part, continues to be deferred pursuant to the provisions of Treasury Regulation Section 1.1502-13 as of the date hereof or (B) an "excess loss account," as defined in Treasury Regulation Section 1502-19, in respect of the stock of any Acquired Company Subsidiary;

     (m) Within the meaning of Section 355 of the Code, none of the Company or any Acquired Company Subsidiary was a "distributing corporation" in a transaction intended to be governed by Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" in conjunction with the transactions contemplated by this Agreement; and

     (n) None of the Insurance Contracts is a "specified insurance contract" under Internal Revenue Code Section 848.

     Section 5.25. Employee Matters. (a) Schedule 5.25(a) contains a complete and accurate list of each "employee benefit plan," as that term is defined in
Section 3(3) of ERISA, and each non-ERISA bonus, incentive, deferred compensation, severance, termination, retention, change of control, equity-based performance or similar employee or retiree benefit or compensation plan or arrangement, maintained, sponsored or established by, or contributed to (or for which there is an obligation to contribute to) by the Company for its Employees (collectively "Benefit Plans").

     (b) The Company has made available to Buyer accurate, current and complete copies of (i) each Benefit Plan and all amendments thereto, (ii) the most recent annual report on Form 5500 with respect to each Benefit Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such summary plan description and summary of material modifications is required, (iv) each trust agreement, group annuity contract, administrative services, consulting, investment or other agreement relating to any Benefit Plan, (v) the most recent determination letter received from the IRS with respect to each Benefit Plan that is intended to be a "qualified" plan under Sections 401(a) and 501(a) of the Code, and (vi) the most recently prepared actuarial valuation report and audited financial statements in connection with each Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under Applicable Law.

     (c) Each Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or such Benefit Plan is an IRS-approved prototype plan for which a separate determination letter is not required and no event has occurred nor does any condition exist, that will adversely affect such Benefit Plan's tax qualification or tax-exempt status.

     (d) Each Benefit Plan has been operated and administered in material compliance with its terms and in all material respects with applicable provisions of ERISA, the Code and all other Applicable Laws. All contributions required to have been made by Company or any Acquired Company Subsidiary under any Benefit Plan have been made by the due date therefor (including any extensions). No Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to any Benefit Plan under any IRS or Department of Labor program. There is no pending legal action, suit or claim or arbitration, to the Knowledge of the Company, threatened material legal action, suit or claim or arbitration relating to the Benefit Plans (other than routine claims for benefits) and no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit relating to the Benefit Plans that would reasonably be expected to result in a liability of the Company or any Acquired Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, a multiemployer plan, a Benefit Plan or a participant in a Benefit Plan or any other person.

     (e) With respect to the Company or any Acquired Company Subsidiary or any entity that is considered one employer with the Company or any Acquired Company Subsidiary under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), there does not exist, nor do any circumstances exist that would reasonably be expected to result in, a liability, at or after the Closing Date, of the Company or any Acquired Company Subsidiary or any of its Affiliates or ERISA Affiliates (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302, 4062, 4063, 4064, 4068 or 4069 of ERISA, (iii) under Section 412(n) or 4971 of the Code, and
(iv) for a violation of the continuation coverage requirements of Sections 601 et seq. of ERISA, Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code. No Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA), had, as of the respective last annual valuation date for each such Benefit Plan, an "unfunded benefit liability" (as defined in Section 4001(a)(18) of ERISA) or an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No such Benefit Plan or trusts created thereunder has been terminated, nor has there been any "reportable event" (as defined in Section 4043 of ERISA) with respect to such Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. No Benefit Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA or a "multiple employer plan," under Section 4063 of ERISA, and the Company does not contribute to and has never contributed to, or had any material liability with respect to, a multiemployer plan.

     (f) Neither the Company, nor any of its Affiliates, nor any Acquired Company Subsidiary, any ERISA Affiliate, any director or officer of the Company or any of its Affiliates, any of the Benefit Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Affiliates, any Acquired Company Subsidiary, an ERISA Affiliate, or any director or officer of the Company, any of its Affiliates or any Acquired Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under
Section 502(i) or 502(l) of ERISA.

     (g) With respect to any Benefit Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, (i) except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA") or similar federal, state or local Applicable Law, the Company or any Acquired Company Subsidiary has no liability or potential liability for benefits to any Employees following the termination of employment or retirement under such Benefit Plans, (ii) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without liability to the Company or any Acquired Company Subsidiary and its Affiliates on or at any time after the Closing Date, and (iii) no such Benefit Plan provides benefits after termination of employment, except where the cost thereof is born entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by COBRA or similar federal, state or local Law. No written or oral representations have been made to any Employee or former Employee of the Company or any Acquired Company Subsidiary promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA or similar federal, state or local Law).

     (h) Schedule 5.25(h) lists each Business Employee and his or her title and current salary.

     (i) Except as set forth on Schedule 5.25(i), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to, or in respect of, or accrued on behalf of any current or former Employee or any director or officer of the Company or any Acquired Company Subsidiary, or entitle any such director, officer or Employee to any severance or similar compensation or benefits.

     (j) Except as set forth on Schedule 5.25(j), no amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement by any person who is a "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

     (k) Each Benefit Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code, IRS Notice 2005-1 and the proposed regulations promulgated under Section 409A of the Code. No Benefit Plan that is a "nonqualified deferred compensation plan" that is not subject to Section 409A of the Code has been materially modified (as determined under IRS Notice 2005-1) after October 3, 2004.

     Section 5.26. Collective Bargaining; Labor Disputes; Compliance. (a) No general work stoppage or other significant labor dispute with respect to the Company or any Acquired Company Subsidiary is pending or, to the Knowledge of the Company, threatened, and no petition for certification of a collective bargaining agent is pending or, to the Knowledge of the Company, threatened with respect to the business of the Company or any Acquired Company Subsidiary. No employees of the Company or any Acquired Company Subsidiary are covered by a collective bargaining agreement. The Company and each Acquired Company Subsidiary has complied in all material respects with all Applicable Laws relating to the employment of labor.

     (b) Since January 1, 2004, neither the Company nor any Acquired Company Subsidiary has received (i) notice of any currently pending charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other

Governmental Authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor or immigration laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any applicable law governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Knowledge of the Company, there is no charge, complaint, investigation, lawsuit or other proceeding of the type described in clauses (i), (ii), or (iii) of the immediately preceding sentence pending or in progress, whether the Company or any Acquired Company Subsidiary received notice of the same before, on or after January 1, 2004.

     (c) The Company and each Acquired Company Subsidiary is and has been in compliance in all material respects with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act and any similar state or local law relating to plant closings and layoffs.

     (d) To the Knowledge of the Company, no employee of the Company or Acquired Company Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the right of any such employee to be employed by the Company or any Acquired Company Subsidiary.

     (e) The Company has no Knowledge that any current employee with the title of Vice President or higher who is employed by the Company or Acquired Company Subsidiary intends to terminate his or her employment.

     (f) The Company has provided or made available to Buyer true, correct and complete copies of any retention agreements with any employees, as set forth on
Schedule 5.26(f) and all such retention agreements are in full force and effect as of the date hereof.

     Section 5.27. Internal Controls and Procedures. (a) The Company and each Acquired Company Subsidiary maintains accurate Records reflecting its assets and liabilities and maintains adequate internal accounting controls that are consistent with sound business practices applicable to a property and casualty insurance company. Such Records are maintained to provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation and certification of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management's authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and procedures are implemented to effect the collection thereof, in the cases of (i) through (v), consistent with sound business practices applicable to a property and casualty insurance company of a similar size.

     (b) Except as set forth in Schedule 5.27(b), no director, officer or other individual identified in Schedule 5.27(b) has since January 1, 2004, received or been under a duty to report (including any self reporting obligation) any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or the Acquired Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Acquired Company Subsidiaries has engaged in questionable accounting, reserving or auditing practices.

     Section 5.28. Expenses. (a) Schedule 5.28(a) sets forth in reasonable detail all amounts (i) paid since June 30, 2006 or payable at any time after June 30, 2006 to each officer, director and employee of the Company or of any Acquired Company Subsidiary, in connection with, resulting from or arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) paid to each Seller or any Affiliate of each Seller since June 30, 2006 or expected to be paid from the date hereof through the Closing (other than directors' fees and expenses, compensation and payments of interest under the Debt Instruments in accordance with their respective terms, in each case in the ordinary course of business consistent with past practice) and (iii) paid to each legal, accounting, financial and other advisors of the Company or Sellers since June 30, 2006 or expected to be paid from the date hereof through the Closing, in each case in connection with the transactions contemplated by this Agreement.

     (b) Schedule 5.28(b) sets forth in reasonable detail all arrangements pursuant to which Sellers or any of their Affiliates receive or have received since June 30, 2006 any directors' fees and expenses or compensation from the Company or any Acquired Company Subsidiary in the ordinary course of business and the amounts payable pursuant to each such arrangement.

     Section 5.29. Transactions with Certain Persons. (a) Schedule 5.29(a) contains an accurate, current and complete list of all Contracts, transfers of assets or liabilities, provision of goods or services or other binding commitments or transactions (whether or not reduced to writing) and whether or not entered into in the ordinary course of business consistent with past practice and custom between the Company or any Acquired Company Subsidiary and any of the following Persons: (i) Sellers or any of their Affiliates and (ii) any director, officer, senior executive or Affiliate of any Seller or Subsidiary of a Seller, or any Person related by blood or marriage to such natural Person (such transactions, "Related Party Transactions"). Schedule 5.29(a) contains a complete and correct list of all amounts due and owing under any Related Party Transactions.

     (b) Except as set forth in Schedule 5.29(b), (i) all Related Party Transactions have been entered into and performed on arm's length terms and in the ordinary course of business consistent with past practice and custom and in compliance with all applicable transfer pricing, disclosure, reporting and other related requirements and (ii) all Related Party Transactions have been incurred in the ordinary course of business consistent with past practice and custom.

     Section 5.30. Investment Company. Neither the Company nor any of the Acquired Company Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     Section 5.31. Environmental Laws. To the Knowledge of the Company, (i) the Company and each Acquired Company Subsidiary is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all Environmental Permits required under such laws for the conduct of its business and operations, (ii) there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would prevent the Company or any Acquired Company Subsidiary from, or increase the burden on the Company or any Acquired Company Subsidiary in, complying with applicable Environmental Laws or obtaining, renewing or complying with all Environmental Permits required under such laws for the conduct of its business and operations,
(iii) neither the Company nor any Acquired Company Subsidiary has received any claims or notices alleging liability relating to any Environmental Laws, and
(iv) there are and have been no conditions at any property owned, operated or otherwise used by the Company or any Acquired Company Subsidiary now or in the past, or at any other location, that would give rise to liability of the Company or any Acquired Company Subsidiary under any Environmental Law.

     Section 5.32. Insurance Coverage. Schedule 5.32 sets forth an accurate, current and complete list of all insurance policies relating to the assets, properties, business, operations, employees, officers or directors of the Company and the Acquired Company Subsidiaries. The Company has provided to Buyer true and complete copies of all such insurance policies. Schedule 5.32 also describes each pending claim under any of such policies and sets forth the aggregate amounts paid out since January 1, 2004 under each such policy through the date hereof. Such policies are valid and binding in accordance with their terms and are in full force and effect and insure against risks and liabilities customary for the business in which the Company and the Acquired Company Subsidiaries are engaged. Except as set forth on Schedule 5.32, neither the Company nor any of the Acquired Company Subsidiaries has received a notice of cancellation or nonrenewal of any such policy and, to the Knowledge of the Company, no state of facts exists which might form the basis for termination of any such policy. Except as set forth on Schedule 5.32, the Company and the Acquired Company Subsidiaries have made or will make provision for insurance coverage consistent with current practices through the Closing Date. None of the Insurance Contracts for the benefit of the Company or any of the Acquired Company Subsidiaries is in default, and neither the Company nor any Acquired Company Subsidiary has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies so as to jeopardize full recovery under such policies. The Company has paid or will pay all premiums payable for periods through the Closing Date with respect to such Insurance Contracts.

     Section 5.33. Bank Accounts. Schedule 5.33 sets forth a complete and accurate list of bank accounts and investment accounts maintained by the Company and the Acquired Company Subsidiaries, including the name of each bank or other institution, account numbers and a list of signatories to such account.

     Section 5.34. Ratings. As of the date hereof, (i) the financial strength or claims-paying ability of the Insurance Companies is rated B++ by A.M. Best Company, Inc.; and (ii)

A.M. Best Company, Inc. has not announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any of the Insurance Companies. As of the date hereof, no other nationally recognized rating agency rates the financial strength, debt obligations or claims-paying ability of the Company or any Acquired Company Subsidiary.

     Section 5.35. Information Technology Budget. The Company has previously delivered to Buyer the annual information technology budget for 2006 (the "Information Technology Budget").

     Section 5.36. Disclosure. The representations and warranties made by the Company in this Agreement do not contain any statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances in which they were made.

     Section 5.37. No Broker. Except for Cochran, Caronia, Waller, the fees and expenses of which will be borne solely by the Company, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Affiliate of the Company, or is entitled to any broker's, finder's or similar fee or other commission based on arrangements made by the Company or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date (except where this Article VI provides that a representation or warranty is made only as of a particular date), as follows:

     Section 6.1. Organization and Related Matters. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

     Section 6.2. Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Sellers) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, or
(ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to Buyer, or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations hereunder.

     Section 6.3. Consents and Approvals. Except for (i) approvals or consents of Governmental Authorities under the insurance holding company laws of New Jersey, New Hampshire and Maine, (ii) the matters set forth on Schedule 6.3, and
(iii) such other filings, authorizations, consents or approvals the failure to make or obtain which would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

     Section 6.4. Legal Proceedings. Buyer is not a party to any, and there are no pending or, to the Knowledge of Buyer, threatened Actions against or to the Knowledge of Buyer, pending or threatened Investigations of Buyer or its properties or assets or challenging the validity or propriety of, or that have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Buyer or any its properties or assets which has prevented or delayed or could reasonably be expected to prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement.

     Section 6.5. Investment Intent of Buyer. The Shares will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

     Section 6.6. Investment Company. Buyer is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     Section 6.7. No Broker. No broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker's, finder's or similar fee or other commission based on arrangements made by Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                                    COVENANTS

     Section 7.1. Conduct of Business. Except as set forth on Schedule 7.1, as otherwise contemplated or permitted by this Agreement, or as consented to in writing by Buyer (which consent shall not unreasonably be withheld), during the period from the date of this Agreement through the Closing Date, the Company shall, and shall cause the Acquired Company Subsidiaries to, (x) conduct its and their business in the ordinary course of business consistent with past practice,
(y) not take any actions referred to in Section 5.9(A) through 5.9(T), and (z) use commercially reasonable efforts to (a) preserve substantially intact their present business organization, (b) preserve the goodwill and relations of their customers and others with whom business relationships exist, (c) keep available the services of their present officers and key employees, consultants and agents, (d) defend and protect their assets from infringement or usurpation, (e) perform in all material respects all of their obligations under all Contracts relating to or affecting their assets or its business, (f) maintain their Records in the usual manner consistent with past practice, (g) comply in all material respects with all Applicable Laws and (h) preserve and maintain in full force and effect their material Permits. During the period from the date of this Agreement through the Closing Date, the Company shall not take, and shall cause the Acquired Company Subsidiaries not to take, any actions for the purpose or intent of breaching any representations and warranties contained in Article V hereof. During the period from the date of this Agreement through the Closing Date, the Company shall, and shall cause the Acquired Company Subsidiaries to, consult in good faith with members of Buyer's management: (i) with respect to significant developments, transactions and decisions involving the operations of the Company and the Acquired Company Subsidiaries not prohibited under this Agreement, and (ii) with respect to the development and implementation of business strategies (it being understood that such obligation is an obligation merely to consult with Buyer, and does not convey to Buyer any entitlement to approve or consent to such matters).

     Section 7.2. Announcements. Neither Sellers, nor the Company, nor Buyer, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any Applicable Law or the applicable rules of any stock exchange upon prior notice to the other party hereto and an opportunity by such other party to review and comment on the form and substance of such disclosure.

     (a) Buyer, the Company and Sellers shall agree with each other as to the form, timing and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form, timing and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel determines to be required by any Applicable Law or the applicable rules of any stock exchange.

     Section 7.3. Confidentiality. (a) Each party acknowledges that the success of the transactions contemplated hereby and of the continuing business of each such party and its Affiliates from and after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the other parties and their respective Affiliates and that the preservation of the confidentiality of certain information by the other parties and their respective Affiliates is an essential premise of the bargain among the parties. Each of the parties acknowledges that each of the other parties would be unwilling to enter into this Agreement in the absence of this Section 7.3 and the protections established hereby.

     (b) The Company shall not, and the Sellers shall not, and the Company and the Sellers shall cause their respective Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Company and the Acquired Company Subsidiaries, including any information contained in the Records and (y) Buyer and its Affiliates; provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Buyer, (ii) as, and to the extent, expressly permitted by this Agreement, (iii) as, and solely to the extent, necessary or required for the performance by Sellers, the Company or any of their Affiliates of any of their respective obligations under this Agreement, solely with respect to information relating to the Company and the Acquired Company Subsidiaries, (iv) as, and to the extent necessary to advise A.M. Best Company, Inc. or any other rating agency that has issued a rating of the Company or any of the Acquired Company Subsidiaries of the transactions contemplated by this Agreement; provided, that Buyer shall be entitled to be present or otherwise participate in (as Buyer shall elect in its sole discretion) any discussions the Company and Sellers engage in with A.M. Best Company, Inc.; (v) prior to the Closing, with respect to confidential and proprietary information involving or relating to the Company or the Acquired Company Subsidiaries, as, and to the extent, necessary, required or appropriate in the operation of the Company's and the Acquired Company Subsidiaries' businesses in the ordinary course of business consistent with past practices, (vi) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 7.3(b) by Sellers, the Company or any of their Affiliates), (vii) as, and to the extent, necessary or required by any Applicable Law or Governmental Authority, subject to Section 7.3(e), and
(viii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement.

     (c) Buyer shall not, and Buyer shall cause its Affiliates (including the Company and the Acquired Company Subsidiaries following the consummation of the Closing) and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to Sellers and their Affiliates (excluding the Company and the Acquired Company Subsidiaries); provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Sellers,
(ii) as, and solely to the extent, necessary or required for the performance by Buyer or any of its Affiliates of any of their respective obligations under this Agreement, solely with respect to information relating to the Company and the Acquired Company Subsidiaries, (iii) as, and to the extent necessary to advise A.M. Best Company, Inc. or any other rating agency that has issued a rating of the Company or any of the Acquired Company Subsidiaries of the transactions contemplated by this Agreement;

(iv) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 7.3(c) by Buyer or any of its Affiliates), (v) as, and to the extent, necessary or required by any Applicable Law or Governmental Authority, subject to Section 7.3(e), and (vi) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement.

     (d) For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing. However, the parties are not required to mark or otherwise designate information as "confidential or proprietary information," "confidential" or "proprietary" in order to receive the benefits of this Section 7.3.

     (e) In the event that a party is required by Applicable Law or any Governmental Authority to disclose any confidential or proprietary information of another party hereto that is subject to the restrictions under this Section 7.3, such party shall (i) notify such other party in writing as soon as possible, unless it is otherwise affirmatively prohibited by such Applicable Law or such Governmental Authority from notifying such other party, (ii) cooperate with such other party to preserve the confidentiality of such confidential or proprietary information consistent with the requirements of such Applicable Law or such Governmental Authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such Applicable Law or such Governmental Authority, in each case, at the cost and expense of such other party.

     (f) Nothing in this Section 7.3 shall prohibit a party from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this
Section 7.3, subject to its compliance with this Section 7.3.

     (g) Prior to any permitted disclosure or use of any information that is subject to the requirements of both Sections 7.3(b) and (c) by any party, such party shall use its reasonable best efforts to redact or otherwise conceal any information that is not otherwise disclosable or useable in accordance with the requirements of this Section 7.3.

     (h) Each party shall be responsible for any breach or violation of the requirements of this Section 7.3, as it applies to such party, by any of its agents or representatives.

     Section 7.4. Filings. Without limiting Section 7.6, as promptly as practicable after the date hereof (but in no event later than thirty (30) days after the date hereof), (i) if and to the extent required under the HSR Act, the Company and Buyer shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act and (ii) Buyer shall file with all applicable Governmental Authorities' requests for approval of the transactions provided for by this Agreement, including the filing of Form A applications or other requests for approval of the acquisition of control of a domestic insurer. Prior to furnishing any written materials or presentations to the FTC, DOJ or any Governmental Authority in connection with the transactions provided for by this Agreement, Buyer shall furnish the Company with a copy thereof, and the Company shall have a reasonable opportunity to provide comments thereon. Buyer shall give to the Company prompt written notice if it receives any notice or other communication from the FTC, DOJ or any Governmental Authority in connection with the transactions provided for by this Agreement and, in the case of any such notice or communication that is in writing, shall promptly furnish the Company with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with such approval, Buyer shall use commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by Buyer.

     Section 7.5. Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and the Company shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (it being understood that the Company shall bear such expenses to the extent they may be considered expenses of Sellers).

     Section 7.6. Third Party Consents. Buyer shall use its commercially reasonable efforts to obtain any consents, approvals, waivers or authorizations referred to in Section 7.4(ii). The Company shall use its commercially reasonable efforts to obtain and to cause the Acquired Company Subsidiaries to obtain any consents, approvals, waivers or authorizations from any Person necessary for the Company and the Acquired Company Subsidiaries to use on and after the Closing Date the Intellectual Property and Data that is used in or necessary for the conduct of the business of the Company and the Acquired Company Subsidiaries as currently conducted.

     Section 7.7. Access to Information; Due Diligence. Prior to the Closing Date, the Company shall permit and shall cause the Acquired Company Subsidiaries to permit Buyer through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, properties, business and operations of the Company and the Acquired Company Subsidiaries as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Records, Contracts, facilities and personnel of the Company and the Acquired Company Subsidiaries, including without limitation an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, Tax Returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company and the Acquired Company Subsidiaries. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Sellers, the Company and the Acquired Company Subsidiaries and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate fully with such employees and representatives in connection with such investigation, access and examination.

     Section 7.8. Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Sellers shall not take, and shall cause their Affiliates not to take, any action that would reasonably be expected to delay or prevent the Company from timely performing and complying with all of the covenants, obligations and agreements of the Company under this Agreement to be performed or complied with by the Company prior to the Closing.

     Section 7.9. Notification of Certain Matters. Each party shall give prompt notice to the other party (i) if it becomes aware that any representation or warranty contained in this Agreement (a) was untrue or inaccurate when made or
(b) will, absent corrective action, be untrue or inaccurate in any material respect if and when made on and as of the Closing Date (or in the case of any representation or warranty qualified by materiality or Material Adverse Effect, will, absent corrective action, be untrue or inaccurate in any respect), and
(ii) of any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     Section 7.10. Reserves. The Company shall immediately prior to the Closing cause the Insurance Companies to increase or decrease their reserves for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses) by an amount specified by Buyer to Sellers and the Company in writing immediately prior to the Closing. Immediately prior to the Closing, the Company shall cause the Insurance Companies to enter into a loss portfolio transfer reinsurance agreement with a third-party reinsurance company in a form to be mutually agreed, but only if required by Buyer and only if all approvals from Governmental Authorities required for the execution, delivery and performance of such loss portfolio transfer reinsurance agreement have been obtained.

     Section 7.11. Internal Control over Financial Reporting. Between the date of this Agreement and the Closing, the Company shall cooperate and cause the Acquired Company Subsidiaries to cooperate with Buyer with respect to the development, implementation and testing of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities and Exchange Act of 1934, as amended) for the Company and the Acquired Company Subsidiaries, at Buyer's sole cost and expense and without undue hardship on the normal operation of the Company and the Acquired Company Subsidiaries.

     Section 7.12. Reinsurance. Between the date of this Agreement and the Closing, the Company shall (i) cause the Acquired Company Subsidiaries to consult with Buyer regarding the renewal of any ceded reinsurance treaty or agreement of the Acquired Company Subsidiaries that is due to expire during such period and any proposed new ceded reinsurance treaty or agreement of the Acquired Company Subsidiaries and (ii) cause the Acquired Company Subsidiaries not to renew any such ceded reinsurance treaty or agreement or enter into any such new ceded reinsurance treaty or agreement except in the ordinary course of business, unless Buyer shall consent to such renewal or such new treaty or agreement, as the case may be (which consent shall not unreasonably be withheld).

     Section 7.13. Information Technology Development. The Company shall not make or commit to make, and shall cause the Acquired Company Subsidiaries not to make or commit to make, any material information technology expenditures, without the written consent of Buyer, which shall not be unreasonably withheld or delayed, that (a) are not specifically set forth in the Information Technology Budget,
(b) are in excess of the amount specified for such information technology expenditure in the Information Technology Budget or (c) constitute discretionary information technology expenditures (regardless of whether such discretionary information technology expenditures are set forth in the Information Technology Budget).

     Section 7.14. Employees. Concurrently with the execution and delivery of this Agreement, the Company and the Acquired Company Subsidiaries and each of the individuals identified in Schedule 7.14 shall execute and deliver an employment agreement to be effective only upon the Closing.

     Section 7.15. Investment Portfolio. Between the date of this Agreement and the Closing, the Company shall comply and cause the Acquired Company Subsidiaries to comply with the investment guidelines set forth in Schedule 7.15.

     Section 7.16. Intercompany Accounts. All Liabilities between the Company and any Acquired Company Subsidiary, on the one hand, and Sellers and any of their Affiliates (excluding for this purpose the Company or any Acquired Company Subsidiary that may be an Affiliate of any Seller), on the other hand, as of the Closing shall be settled in full as of the Closing.

     Section 7.17. Exclusivity. From the date hereof through the Closing Date:

     (a) Sellers, the Company and each of their Affiliates shall cease any discussions or negotiations with any third party regarding (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control, bulk reinsurance transaction or other similar transaction involving the Company or the Acquired Company Subsidiaries, (ii) any purchase or other acquisition by any Person of any shares of the capital stock of the Company or the Acquired Company Subsidiaries, or (iii) any sale or issuance by the Company or any Acquired Company Subsidiary of any shares of its capital stock (collectively, "Prohibited Transactions").

     (b) None of Sellers, the Company nor any of their Affiliates shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) in furtherance of a Prohibited Transaction.

     Section 7.18. Transfers of Securities of the Company. From and after the date hereof except as expressly permitted by Article III of this Agreement, Sellers shall not transfer or permit any Encumbrance (other than any Encumbrance deemed to arise by virtue of this Agreement) on any of the Shares, any of the Convertible Subordinated Debentures, any of the Convertible Senior Debentures or any of the Promissory Notes without the prior written consent of Buyer.

     Section 7.19. Interim Financial Statements.

     (a) From and after the date hereof and through the Closing Date, the Company shall furnish, or shall cause the Acquired Company Subsidiaries to furnish, promptly to Buyer (a) a copy of each annual statement or quarterly statement filed by any Insurance Company with their applicable Domiciliary Regulators after the date hereof, together in each case with any exhibits, schedules, amendments, supplements or notes thereto (collectively, the "Interim Statutory Statements") and (b) a copy of the annual and quarterly GAAP financial statements of the Company and the Acquired Company Subsidiaries prepared after the date hereof and the related income statement and statement of cash flows for the year or quarter and year-to-date period then ended and, in the case of any quarterly GAAP financial statements, for the corresponding period of the preceding fiscal year (collectively, the "Interim GAAP Financial Statements"). The Interim GAAP Financial Statements will be prepared in accordance with GAAP (except that the Interim GAAP Financial Statements will not set forth any footnote disclosures) and, in the case of annual financial statements, will be audited. The Interim GAAP Financial Statements (i) as of September 30, 2006 and 2005 for the three- and nine-month periods then ended shall be furnished no later than December 15, 2006; (ii) as of December 31, 2006 and for the year then ending shall be furnished no later than March 15, 2007; and (iii) as of the end of each quarterly period ending after December 31, 2006 (each a "Quarterly Period") and for the quarter and year-to-date period then ended shall be furnished no later than one hundred thirty-five (135) days after the end of the quarterly period preceding such Quarterly Period.

     (b) The Interim Statutory Statements will be prepared from the Records of each applicable Insurance Company and will be filed with the applicable Domiciliary Regulators on forms prescribed or permitted by such Domiciliary Regulators. The Interim Statutory Statements will be prepared in conformity with SAP applied on a consistent basis during the periods involved. Each of the balance sheets included in the Interim Statutory Statements will fairly present in all material respects the financial position of the applicable Insurance Company as of its date and each of the statements of operations included in the Interim Statutory Statements will fairly present in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP applied on a consistent basis during the periods involved.

     (c) The Interim GAAP Financial Statements: (x) will be prepared using the Records, (y) will fairly present in all material respects the consolidated financial position, the results of operations and the consolidated cash flows of each of the Company and the Acquired Company Subsidiaries, as of their respective dates and for the period ended, and (z) will be prepared in conformity with GAAP (except as may be stated in the notes thereto) applied in a manner consistent basis with the Company Financial Statements.

     (d) The Company shall reasonably cooperate with Buyer, and shall use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation and filing by Buyer of any registration statement or offering memorandum and the issuance of any comfort letter in connection with any capital raising transaction undertaken by Buyer prior to the Closing Date. Any audited financial statements provided hereunder will be audited by the Company's independent auditors at the Company's expense. The Final Adjusted Book Value as calculated pursuant to Section 2.2(b) shall be increased by the sum of
(i)


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

aggregate amount of any out-of-pocket costs incurred in connection with the audit of the Company's GAAP financial statements for the year ended December 31, 2003 and (ii) any other out-of-pocket costs incurred in connection with such cooperation and efforts (but not including the cost and expense incurred in connection with the preparation and auditing of financial statements other than the GAAP financial statements for the year ended December 31, 2003), in each case (i) and (ii) net of any Tax Benefit to the Company resulting from the payment or accrual of such costs.

     Section 7.20. Case Reserve Reporting. After the Closing, Buyer and the Company agree to provide to Sellers and their respective representatives, until the later of (x) the Final Reserve Measurement Date and (y) payment in full of the Additional Purchase Price: (a) no more than twice during each calendar year, access to all existing or hereafter created Records related to individual claims, to the extent such Records are maintained in the ordinary course of business; and (b) quarterly statements of claims paid and claims data in such detail as Sellers may reasonably request, such statements to be delivered to Sellers within twenty (20) days after the end of each calendar quarter, and to be used by Sellers and the respective representatives for the sole purpose of determining any Additional Purchase Price as provided in Section 2.2(c). Sellers shall maintain, and shall cause their respective representatives to maintain, the confidentiality of such information in accordance with Section 7.3. Sellers acknowledge and agree that such information may be material non-public information and Sellers acknowledge their obligation with respect to such information under the United States securities laws.

                                  ARTICLE VIII

                                  TAX MATTERS

     Section 8.1. Tax Indemnity.

     (a) From and after the Closing Date, Sellers shall severally and jointly be responsible for, and shall indemnify and hold Buyer and all of Buyer's Affiliates, which for purposes of this Article VIII, shall include the Company and the Acquired Company Subsidiaries (the "Buyer Tax Indemnified Parties"), harmless against (i) any liability for Taxes and related Losses imposed on or with respect to the Company and the Acquired Company Subsidiaries that relates to, arises out of or is attributable to any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date (a "Pre-Closing Tax Period"), (ii) any Taxes and related Losses resulting from or attributable to the transactions contemplated by this Agreement or that are undertaken at the direction of or for the benefit of any Seller; (iii) any Taxes or Losses relating to, arising out of or resulting from a breach or inaccuracy of the representations set forth in Section 5.24 or any covenants or agreements relating to Tax matters set forth in this Agreement; and
(iv) all Transfer Taxes (clauses (i) - (iv) hereinafter referred to as the "Tax Losses"). Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in this Section 8.1(a) shall not be affected by the disclosure of any item on any Schedule to this Agreement.

     (b) For purposes of Section 8.1(a), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a

"Straddle Period"), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

          (i) in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date;

          (ii) in the case of Taxes that are based upon gross premiums deemed equal to the amount that would be payable with respect to the premium written as of the Closing Date; and

          (iii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Company Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     Section 8.2. Tax Payments. All payments due from the Sellers with respect to Taxes for which the Sellers have provided an indemnity pursuant to this Agreement shall be made within ten (10) Business Days of the earlier to occur of: (i) an agreement by any Seller and Buyer as to the Seller's liabilities for such Taxes, (ii) the filing of a Tax Return which includes an amount of Tax that is allocable to Seller pursuant to Section 8.1 (including, without limitation, any amount Sellers have agreed to indemnify the Buyer Tax Indemnified Parties against pursuant to Section 8.1(a)) or (iii) an assessment of such a Tax liability by a Taxing Authority.

     Section 8.3. Tax Controversy.

     (a) The Sellers or Buyer (the "Tax Indemnified Party"), as the case may be, will notify the other party (the "Tax Indemnifying Party") in writing within 30 days (a "Tax Claim Notice") of its discovery of any matter that may give rise to a claim for indemnity against a Tax Indemnified Party pursuant to Section 8.1(a) for which the Buyer Tax Indemnified Parties intend to seek indemnity pursuant to this Article VIII (a "Tax Claim"); provided, that the failure to provide such notice shall not prejudice the Tax Indemnified Party's right to indemnification hereunder except to the extent that the Tax Indemnifying Party is actually adversely and materially prejudiced thereby. A Tax Claim Notice shall contain a summary of the facts (set forth with reasonable specificity) underlying or relating to the relevant claim, any correspondence or notice received from any third party with respect thereto, a statement that the Buyer seeks indemnification for Taxes relating to such claim and the basis thereof.

     (b) Upon providing written notice to Buyer within ten (10) Business Days of receiving a Tax Claim Notice, the Sellers, at their expense, shall have the right to control the conduct of the defense of any Tax Claim that involves solely a matter for which the Sellers are reasonably likely to be liable for and will be required to indemnify the Buyer, the Company or any Acquired Company Subsidiary against (with Sellers acknowledging such liability for all Taxes and Losses relates to such Tax Claim on the written notice provided to Buyer); provided, that Sellers will not have the right to settle any such Tax Claim without Buyer's consent (which shall not be unreasonably withheld) if the resolution or determination of such Tax Claim could adversely affect or prejudice the Buyer, the Company or any Acquired Company Subsidiary. The Tax Indemnifying Party and its counsel shall proceed with diligence and in good faith with respect to the control of the defense of any Tax Claim for which a Tax Indemnified Party has made the election to control provided herein. Notwithstanding the Tax Indemnifying Party's election to assume the defense of such Tax Claim, the Tax Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Tax Claim, and the Tax Indemnifying Party shall bear the expense of one firm of such separate counsel, if and only if (i) use of counsel of the Tax Indemnifying Party's choice would give rise to a conflict of interest, or
(ii) the Tax Indemnifying Party shall not have employed counsel reasonably satisfactory to the Tax Indemnified Party to represent the Tax Indemnified Party within a reasonable time after notice of the assertion of any such Tax Claim. Buyer shall control the conduct of all other Tax Claims. The Buyer shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Sellers and the Sellers (at their expense) will have the right to participate in any Tax Claim that is not controlled by Sellers that involves any matter for which the Sellers would be obligated to indemnify a Buyer Tax Indemnified Party.

     Section 8.4. Tax Cooperation.

     (a) The Parties will provide each other with such cooperation and information as either of them reasonably may request of the other with respect to any Tax matter at the expense of the requesting Party. Such cooperation and information shall include providing signatures with respect to any Tax Returns that must be filed, and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers shall each make themselves available to provide explanations of any documents or information provided hereunder. Each Seller, the Buyer and its Affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Acquired Company Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records notice shall be given to the other Party providing reasonable terms allowing such other Party to take, at its sole expense, possession of such records.

     (b) Notwithstanding any provision to the contrary, (i) the Buyer Tax Indemnified Parties shall not be entitled to amend any Tax Returns relating to taxable periods ending on or prior to the Closing Date unless required by Applicable Law or approved by Sellers (which approval shall be in Sellers' sole discretion if such amendment would have an adverse economic impact on Sellers) and (ii) the Buyer Tax Indemnified Parties shall have no obligation to amend any Tax Returns relating to taxable periods ending on or prior to the Closing Date and shall have no obligation to carryback any Tax attributes of the Buyer Tax Indemnified Parties to taxable periods ending on or prior to the Closing Date (it being understood that net capital losses shall be carried back to the extent that they are carried forward in order to preserve any loss).

     Section 8.5. Transfer Taxes. Notwithstanding any other provision in this Agreement to the contrary, all stock transfer, real estate transfer, documentary, stamp, registration, filing, sales, use, recording, ad valorem, and other similar Taxes arising out of, or directly attributable to, the transactions contemplated by this Agreement ("Transfer Taxes") will be borne and paid by the Sellers. Sellers shall to the extent allowed by Applicable Law pay any such Taxes prior to the Closing Date and in all other cases no later that the day any such Taxes are required to be paid pursuant to Applicable Law and shall cooperate with the Buyer with respect to any such payments and the filing of any Tax Returns related thereto.

     Section 8.6. Miscellaneous.

     (a) Sellers and Buyer agree to treat all payments made by either of them under this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

     (b) At Buyer's request all tax sharing agreements or arrangements among and between the Company and the Acquired Company Subsidiaries shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect. Sellers, the Company and the Acquired Company Subsidiaries shall, unless otherwise directed by Buyer, terminate any power of attorney granted by or on behalf of the Company or any Acquired Company Subsidiary, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.

     (c) Notwithstanding any provision in this Agreement to the contrary, all agreements, covenants and indemnification matters contained in this Article VIII shall terminate 60 days after the expiration of all relevant statute of limitations relating to such Taxes.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

     Section 9.1. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer to the extent permitted by Applicable Law:

     (a) (i) The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) does not have and would not reasonably be expected to have a Material Adverse Effect on Sellers or the Company or the Acquired Company Subsidiaries; (iii) Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date and (iv) each Seller shall have executed and delivered to Buyer a certificate to the effect set forth in clauses (i), (ii) and (iii) above.

     (b) (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein, other than in the case of Section 5.9(b)) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein, other than in the case of Section 5.9(b)) does not have and would not reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries;
(iii) the Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date and (iv) the Company shall have delivered to Buyer a certificate executed by a duly authorized officer of the Company to the effect set forth in clauses (i), (ii) and (iii) above.

     (c) There shall not have occurred since December 31, 2005 any Material Adverse Effect on the Company or the Acquired Company Subsidiaries or any event that would reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Company Subsidiaries.

     (d) (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; (ii) no proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending; and, (iii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the transactions contemplated hereby;

     (e) All approvals of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, provided, however, that no such approvals shall contain any limitations, requirements or conditions on Buyer, the Company or any Acquired Company Subsidiary, which have or could reasonably be expected to have a Material Adverse Effect on Buyer or a Material Adverse Effect on the Company or the Acquired Company Subsidiaries; provided, further, that the condition set forth in this Section 9.1(e) shall be deemed to be satisfied if all approvals of Governmental Authorities required to consummate the transactions contemplated hereby, other than the execution, delivery and performance of the Ancillary Agreement by the parties thereto, have been obtained and remain in full force and effect;

     (f) Each of the employment agreements contemplated by Section 7.14 shall have been executed and delivered and shall be in full force and effect and each individual listed on Schedule 7.14 shall be an officer or employee of the Company or the Acquired Company Subsidiaries serving in the position or positions specified in the applicable employment agreement;

     (g) Sellers and the Company shall have made the deliveries required to be made by them under Sections 3.3(a) and 3.3(c), respectively; and

     (h) Neither the Company nor any Seller shall have given to Buyer any notice pursuant to Section 7.9 within the three (3) Business Days immediately preceding the Closing Date.

     Section 9.2. Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Sellers to the extent permitted by Applicable Law:

     (a) (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) does not have and would not reasonably be expected to have a Material Adverse Effect on Buyer; (iii) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date and (iv) Buyer shall have delivered to Sellers a certificate executed and authorized by an officer of Buyer to the effect set forth in clauses (i), (ii) and (iii) above;


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

     (b) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending. No statute, rule, regulation, order, injunction or decree (other than any order, injunction or degree customarily imposed by the Domiciliary Regulators in connection with changes in control of insurance companies domiciled in the Insurance Companies' state of domicile) shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby; and

     (c) Buyer shall have made the deliveries required to be made by it under
Section 3.3(b).

     Section 9.3. Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such party to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

                                   ARTICLE X

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

     Section 10.1. Survival. (a) The representations and warranties of the Company set forth in Section 5.24 and 5.31 shall survive until the 60 days after the expiration of all the applicable statutes of limitations (including all periods of extension, whether automatic or permissive), the representations and warranties of the parties set forth in Sections 4.1, 4.2, 4.3, 4.7, 5.1, 5.2, 5.4, 5.5, 5.37, 6.1, 6.2 and 6.7 shall survive the Closing without limitation as to time. All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on the day that is eighteen months after the Closing Date. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 10.1 to the extent that the party claiming indemnification for a breach thereof shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 10.1; provided, that after the delivery of any such notice, the party claiming indemnification continues to expeditiously pursue the resolution of such claim.

     (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.

     (c) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, (i) Sellers hereby irrevocably and forever waive and release any right to indemnification,


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

contribution, reimbursement, set-off or other rights to recovery that Sellers might otherwise have against the Company or the Acquired Company Subsidiaries with respect to representations and warranties made with respect to, and the covenants, obligations and agreements that contemplate action at or prior to the Closing by, the Company or the Acquired Company Subsidiaries in this Agreement, and (ii) such representations and warranties and such covenants, obligations and agreements shall terminate solely with respect to the Company and the Acquired Company Subsidiaries (but not as to Sellers).

     (d) The right to indemnification or other remedy based upon the representations, warranties, covenants, obligations and agreements of the parties to this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations or agreements.

     Section 10.2. Indemnification. (a) Subject to Sections 10.1, 10.4 and 10.5, subject to and after the Closing, Sellers shall jointly and severally indemnify Buyer and its directors, officers, employees and Affiliates (including, after the Closing, the Company and the Acquired Company Subsidiaries), and their respective successors and assigns (each, a "Buyer Indemnitee"), against, and hold each Buyer Indemnitee harmless from, any damage, claim, loss, Liability or expense, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Losses"), based upon, arising out of or otherwise in respect of (i) any breach by Sellers or the Company of any of their respective representations or warranties contained herein, the certificates delivered at the Closing pursuant to Sections 9.1(a)(iv) and 9.1(b)(iv), or the certificates delivered pursuant to Section 3.3(d) and (ii) any breach by Sellers or the Company of any of their respective covenants or agreements contained herein; provided, however, that Sellers shall not be required to indemnify any Buyer Indemnitee for Losses under this Agreement unless the aggregate of all Losses for which Sellers would, but for this proviso, be liable together with all Losses (x) for which the Company would, but for the first proviso to Section 10.2(b), be liable under Section 10.2(b) and (y) for which Sellers would, but for the first proviso to Section 10.2(c), be liable under Section 10.2(c), exceeds $250,000 (the "Indemnification Basket") on a cumulative basis, but once such amount is exceeded, Sellers shall be jointly and severally liable for all Losses covered by this Section 10.2(a) which, together with all Losses (x) for which the Company would, but for the first proviso to Section 10.2(b), be liable under Section 10.2(b) and (y) for which Sellers would, but for the first proviso to Section 10.2(c), be liable under Section 10.2(c), are in excess of $125,000; and provided, further, that Sellers shall not be liable in the aggregate under
Section 10.2(a)(i) for any Losses which, together with all Losses for which the Company is liable under Section 10.2(b)(i) and all Losses for which Sellers are liable under Section 10.2(c)(i), are in excess of $25,000,000 (the "Indemnification Cap"); and provided, further, that the immediately preceding proviso shall not apply to Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.7, 5.1, 5.2, 5.4, 5.5 and 5.37. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to


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indemnify any Buyer Indemnitee for any Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Articles IV or V, if and to the extent that (i) such Losses are reflected in the Final Adjusted GAAP Book Value and (ii) the Final Adjusted GAAP Book Value is less than $57,000,000.

     (b) Subject to Sections 10.1, 10.4 and 10.5, prior to the Closing or if this Agreement terminates prior to the Closing, the Company shall indemnify the Buyer Indemnitees against, and hold each Buyer Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of (i) any breach by the Company of any of its representations or warranties contained herein and
(ii) any breach by the Company of any of its covenants or agreements contained herein; provided, however, that the Company shall not be required to indemnify any Buyer Indemnitee for Losses under this Agreement unless the aggregate of all Losses for which the Company would, but for this proviso, be liable together with all Losses (x) for which Sellers would, but for the first proviso to
Section 10.2(a), be liable under Section 10.2(a) and (y) for which Sellers would, but for the first proviso to Section 10.2(c), be liable under Section 10.2(c), exceeds the Indemnification Basket on a cumulative basis, but once such amount is exceeded, the Company shall be liable for all Losses covered by this
Section 10.2(b) which, together with all Losses (x) for which the Sellers would, but for the first proviso to Section 10.2(a), be liable under Section 10.2(a) and (y) for which Sellers would, but for the first proviso to Section 10.2(c), be liable under Section 10.2(c), are in excess of $125,000; and provided, further, that the Company shall not be liable in the aggregate under Section 10.2(b)(i) for any Losses which, together with all Losses for which Sellers are liable under Section 10.2(a)(i) and all Losses for which Sellers are liable under Section 10.2(c)(i), are in excess of the Indemnification Cap; and provided, further, that the immediately preceding proviso shall not apply to Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Sections 5.1, 5.2, 5.4, 5.5 and 5.36.

     (c) Subject to Sections 10.1, 10.4 and 10.5, prior to the Closing or if this Agreement terminates prior to the Closing, Sellers shall jointly and severally indemnify the Buyer Indemnitees against, and hold each Buyer Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of (i) any breach by Sellers of any of their representations or warranties contained herein, and (ii) any breach by Sellers of any of their covenants or agreements contained herein; provided, however, that Sellers shall not be required to indemnify any Buyer Indemnitee for Losses under this Agreement unless the aggregate of all Losses for which Sellers would, but for this proviso, be liable together with all Losses (x) for which Sellers would, but for the first proviso to Section 10.2(a), be liable under Section 10.2(a) and (y) for which the Company would, but for the first proviso to Section 10.2(b), be liable under Section 10.2(b), exceeds the Indemnification Basket on a cumulative basis, but once such amount is exceeded, Sellers shall be jointly and severally liable for all Losses covered by this Section 10.2(c) which, together with all Losses (x) for which Sellers would, but for the first proviso to Section 10.2(a), be liable under Section 10.2(a) and (y) for which the Company would, but for the first proviso to Section 10.2(b), be liable under
Section 10.2(b), are in excess of $125,000; and provided, further, that Sellers shall not be liable in the aggregate under Section 10.2(c)(i) for any Losses which, together with all Losses for which Sellers are liable under Section 10.2(a)(i) and all Losses for which the Company is liable under Section 10.2(b)(i), are in excess of the Indemnification Cap; and provided, further, that the immediately preceding proviso


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

shall not apply to Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, and 4.7.

     (d) Subject to Sections 10.1, 10.4 and 10.5, Buyer shall indemnify Sellers and their directors, officers, employees and Affiliates, and, prior to the Closing, the Company and the Acquired Company Subsidiaries, and their respective successors and assigns (each, a "Seller Indemnitee"), against, and hold each Seller Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of (i) any breach by Buyer of any of its representations or warranties contained herein or the certificate delivered at the Closing pursuant to Section 9.2(a)(iv), or any breach by any party to the Ancillary Agreement of any of its representations and warranties contained therein and (ii) any breach by Buyer of any of its covenants or agreements contained herein, or any breach by any party to the Ancillary Agreement of any of its covenants or agreements contained therein; provided, however, that Buyer shall not be required to indemnify any Seller Indemnitee for Losses under this Agreement unless the aggregate of all Losses for which Buyer would, but for this proviso, be liable, exceeds the Indemnification Basket on a cumulative basis, but once such amount is exceeded, Buyer shall be liable for all Losses in excess of $125,000; and provided, further, that Buyer shall not be liable in the aggregate under Section 10.2(d)(i) for any Losses in excess of the Indemnification Cap (other than Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Sections 6.1, 6.2 and 6.7).

     (e) The term "Losses" as used in this Article X is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article X, but includes Losses incurred or sustained by any Buyer Indemnitee or Seller Indemnitee in the absence of third party claims. "Losses", however, do not include any damage, claim, loss, Liability or expense of any Buyer Indemnitee arising out of or related to breaches of representations and warranties related to reserves for losses (including incurred but not reported losses) and loss adjustment expenses (including unallocated loss adjustment expenses), for which the Purchase Price shall be adjusted in accordance with the terms and conditions set forth in Section 2.2(c), and for which none of the Buyer Indemnitees shall have any claim for breach of representation or warranty under Article V or otherwise.

     Section 10.3. Indemnification Procedures. (a) Upon any Person entitled to be indemnified under this Article X (the "Indemnified Person") becoming aware of a fact, condition or event for which indemnification is provided under this
Article X, the Indemnified Person will with reasonable promptness notify the Person from whom indemnification is sought (the "Indemnifying Person") in writing of such fact, condition or event, but in any event within 15 days after such Indemnified Person has actual knowledge of the facts constituting the basis for indemnification; provided, that the failure to provide such notice shall not prejudice the Indemnified Person's right to indemnification hereunder except to the extent that the Indemnifying Person is prejudiced thereby. If such fact, condition or event is the assertion of a claim by a third party, the Indemnifying Person will be entitled to assume the defense and investigation against such claim; provided, that the Indemnifying Person and its counsel shall proceed with diligence and in good faith with respect thereto. Notwithstanding the Indemnifying Person's election to assume the defense or investigation of such claim, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Person shall bear the expense of one


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firm of such separate counsel, if and only if (i) use of counsel of the
Indemnifying Person's choice would give rise to a conflict of interest, (ii) the Indemnifying Person shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) the Indemnifying Person shall authorize the Indemnified Person in writing to employ separate counsel at the expense of the Indemnifying Person. An Indemnifying Person who is not entitled to, or elects not to, assume the defense and investigation of a claim will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim.

     (b) Neither the Indemnified Person nor the Indemnifying Person shall make any settlement of any claim which would give rise to liability on the part of the Indemnifying Person under this Article X without the prior written consent of the other, which consent shall not be unreasonably withheld, provided that an Indemnified Person shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder. No Indemnifying Person shall consent to entry of any judgment or shall enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect to such claim or litigation. Whenever the Indemnified Person or the Indemnifying Person receives a firm offer to settle a claim for which indemnification is sought under this Article X, it shall promptly notify the other of such offer. If the Indemnifying Person refuses to accept such offer within 20 Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the Indemnifying Person's indemnity contained in this Article X, the Indemnified Person shall be indemnified pursuant to the terms hereof. If the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person desires to accept such offer, but the Indemnified Person refuses to accept such offer (in a manner permitted by this Section 10.3) within 20 Business Days after receipt of such notice, the Indemnified Person may continue to contest such claim and, in such event, the total maximum liability of the Indemnifying Person to indemnify or otherwise reimburse the Indemnified Person hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Person desires to accept such offer, provided that the Indemnifying Party shall not withhold its consent to any settlement of any claim that does not involve the imposition of equitable remedies on any Indemnified Party and does not impose any material obligations on such Indemnified Person other than financial obligations for which the Indemnifying Party has acknowledged in writing such Indemnified Person will be indemnified hereunder.

     Section 10.4. Net Indemnity. The amount of any Losses from and against which any Indemnifying Party is liable to indemnify, reimburse, defend and hold harmless any Indemnified Party pursuant to Section 10.2 shall be reduced by any Tax Benefit that such Indemnified Party actually realizes as a result of or in connection with such Loss (after giving effect to the net effect of any indemnification payment) and increased by any Taxes such Indemnified Party actually realizes in respect of indemnification for such Loss.


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


     Section 10.5. Exclusive Remedy; Tax Indemnification. The remedies and procedures set forth in this Article X are the sole and exclusive remedies and procedures available to the parties for financial Losses under this Agreement or certificates delivered under this Agreement at Closing, except that the foregoing shall not preclude any party from seeking specific performance against any other party with respect to the performance or non-performance by such other party of its obligations under this Agreement or from seeking to recover any Losses based upon, arising out of or otherwise in respect of fraud or intentional misrepresentation on the part of such other party. Notwithstanding the foregoing, the rights and obligations of the parties with respect to indemnification relating to Tax matters (other than indemnification for breach of the representations and warranties of Section 5.24) shall be governed exclusively by Article VIII.

                                   ARTICLE XI

                                  TERMINATION

     Section 11.1. Termination. (a) This Agreement may be terminated prior to the Closing Date only as follows:

          (i) by mutual written consent of Buyer and Sellers;

          (ii) at the election of either Buyer or Sellers, if the Closing Date shall not have occurred on or before June 30, 2007, provided that no party shall be entitled to terminate this Agreement pursuant to this Section 11.1(a)(ii) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          (iii) by either Buyer or Sellers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or,

          (iv) by either Buyer or Sellers if a condition to its obligation to consummate the transactions contemplated hereby as set forth in Section 9.1 and 9.2, respectively, becomes incapable of fulfillment. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this
     Section 11.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement.

          (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

     Section 11.2. Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except that nothing herein will relieve any party from liability for any breach of this Agreement for which indemnification or another remedy may be sought or asserted under this Agreement.


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                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.1. Non-Solicitation of Employees. For a period commencing on the date hereof through the second anniversary of the Closing Date, neither Sellers nor any of their respective Affiliates shall directly or indirectly solicit to employ any officer or employee of the Company or any Acquired Company Subsidiary in any capacity whatsoever without the express written consent of Buyer.

     Section 12.2. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of Buyer, the Company and Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Subject to Article X, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     Section 12.3. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, nothing in this Agreement is intended to or should be construed to modify or supersede the obligations and rights of the parties under such Confidentiality Agreement.

     Section 12.4. Interpretation. (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

     (b) The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The inclusion by a party of a matter or item in any Schedule to this Agreement shall not, for any purpose of this Agreement, be deemed to be the inclusion of such matter or item in any other Schedule to this


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


Agreement, except to the extent that such inclusion provides reasonable notice to the other party of the matter or item disclosed. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

     Section 12.5. Construction. The parties intend that each representation, warranty, covenant, obligation, agreement and condition contained herein will have independent significance. If any party has breached or violated or not fulfilled, or if there is an inaccuracy in, any representation, warranty, covenant, obligation, agreement or condition contained herein in any respect, the fact that there exists another representation, warranty, covenant, obligation, agreement or condition relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached or violated, has fulfilled or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, not fulfilled or there is an inaccuracy in, the other representation, warranty, covenant, obligation, agreement or condition.

     Section 12.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

     Section 12.7. Notices. All notices and other communications hereunder shall be in writing, shall be given by one or more of the following means and shall be deemed given: (a) when delivered, if delivered in person, (b) upon confirmation of receipt, if transmitted by facsimile, (c) three (3) Business Days after mailing, if mailed by certified or registered mail (return receipt requested), or (d) on the Business Day on which delivered by an express courier (with confirmation), (or, if not delivered by on a Business Day, on the next Business
Day), if delivered. In each case to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

                        To Sellers:

                          c/o Crowe & Dunlevy
                          20 North Broadway
                          Oklahoma City, Oklahoma 73102
                          Facsimile: (405) 272-5255
                          Attention: Roger A. Stong

                        With a concurrent copy to:

                          Preserver Group, Inc.
                          95 Route 17 South
                          Paramus, NJ 07653 -0931
                          Facsimile: (201) 291-2125

                          Attention: Patrick J. Haveron

                        To the Company:

                          Preserver Group, Inc.
                          95 Route 17 South
                          Paramus, NJ 07653-0931
                          Facsimile: (201) 291-2125
                          Attention: Patrick J. Haveron

                        With a concurrent copy to:

                          Nixon Peabody LLP
                          50 Jericho Quadrangle, Suite 300
                          Jericho, NY 11753-2728
                          Facsimile: (516) 832-7555
                          Attention: Allan H. Cohen

                        To Buyer:

                          Tower Group, Inc.
                          120 Broadway, 14th Floor
                          New York, NY 10271
                          Attention: General Counsel

                        With a concurrent copy to:

                          LeBoeuf, Lamb, Greene & MacRae LLP
                          125 West 55th Street
                          New York, NY 10019-4513
                          Facsimile: (212) 424-8500
                          Attention: Matthew Ricciardi

     Section 12.8. No Third Party Beneficiaries; Binding Effect. Except as provided in Article X, nothing in this Agreement is intended or shall be construed to confer upon any Person, including any employee of the Company, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any part hereof. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior


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written consent of Buyer, or by Buyer without the prior written consent of
Sellers, except that before or after the Closing, Buyer shall have the right, without such consent, to assign to a Subsidiary of Buyer its rights and obligations under this Agreement, provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Facsimile copies of original signatures shall be effective as original signatures.

     Section 12.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

     Section 12.10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     Section 12.11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER,
(iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

     Section 12.12. No Strict Construction Against the Drafter. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


SLEEPY LAGOON, LTD.

By:  McWHORTER FAMILY TRUST


By:  /s/ Archer McWhorter                 /s/ William Lobeck
     -----------------------------        -----------------------------------
     Archer McWhorter, Trustee            WILLIAM LOBECK

McWHORTER FAMILY TRUST                    WILLIAM E. LOBECK, JR. TRUST DATED
                                          JUNE 1, 1997

By:  /s/ Archer McWhorter                 By: /s/ William E. Lobeck
    ------------------------------            -------------------------------
     Archer McWhorter, Trustee                William E. Lobeck, Trustee

                                          KATHRYN L. TAYLOR TRUST DATED
                                          JUNE 1, 1997

     /s/ Gail McWhorter                   By: /s/ Kathryn L. Taylor
-----------------------------------           -------------------------------
GAIL McWHORTER                                Kathryn L. Taylor, Trustee

                                          PRESERVER GROUP, INC.

     /s/ Alvin E. Swanner                 By: /s/ Patrick J. Haveron
-----------------------------------          --------------------------------
ALVIN E. SWANNER                             Name:  Patrick J. Haveron
                                             Title: Chief Executive Officer

BRION PROPERTIES                          TOWER GROUP, INC.


By: /s/ Alvin E. Swanner                  By: /s/ Michael H. Lee
   --------------------------------          --------------------------------
   Alvin E. Swanner, General Partner         Name:  Michael H. Lee
                                             Title: Chief Executive Officer



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